Exhibit 3

SHAREHOLDERS’ AGREEMENT OF VALEPAR S.A.

The Parties hereto:

1.                                      BNDES PARTICIPAÇÕES S.A. - BNDESPAR, a wholly-owned subsidiary of Banco Nacional de Desenvolvimento Econômico e Social — BNDES, with its principal place of business in Brasília, Federal District and offices at Av. República do Chile 100, part, in the City of Rio de Janeiro, State of Rio de Janeiro, enrolled in the General Taxpayers’ Register under CNPJ No 00.383.281/001-09, herein represented as provided for in its Bylaws  (“BNDESPAR”);

2.                                      BRADESPAR S.A., a company with its principal place of business at Av. Paulista, 1450, 9th floor, in the City of São Paulo, State of São Paulo, enrolled in the General Taxpayers’ Register under CNPJ No 03.847.461/0001-92, herein represented as provided for in its Bylaws  (“BRADESPAR”);

3.                                      LITEL PARTICIPAÇÕES S.A., a company with its principal place of business at Rua da Assembleia 10, 37th floor, suite 3701 (part), in the City of Rio de Janeiro, State of Rio de Janeiro, enrolled in the General Taxpayers’ Register under CNPJ No 00.743.065/0001-27, herein represented as provided for in its bylaws “LITEL”);

4.                                     LITELA PARTICIPAÇÕES S.A., a company with its principal place of business at Rua da Assembleia 10, 37th floor, suite 3701 (part), in the City of Rio de Janeiro, State of Rio de Janeiro, enrolled in the General Taxpayers’ Register under CNPJ/MF No 05.495.546/0001-84, herein represented by its undersigned legal representatives (“LITELA”); and

5.                                      MITSUI & CO. LTD., a company duly organized according to the laws of Japan, with its principal place of business at 1-3, Marunouchi 1-Chome, Chiyoda-ku, Tokyo 100-8631, Japan, enrolled in the General Taxpayers’ Register under CNPJ/MF No 05.466.338/0001-57, herein represented s provided for in its articles of incorporation (“MITSUI”);

Bndespar, Bradespar, Litel, Litela, and Mitsui hereinafter referred to individually as “Party” and jointly as “Parties”.

Whereas

(i)      The  Parties are shareholders of Valepar S.A. (“Valepar” or “Company”, according to the definition in Clause 1 below) and jointly hold one billion, three hundred million, five hundred and twenty-five thousand, one hundred and twenty two (1,300,525,122) Common Shares and two hundred and eighty-one million, two hundred and eighty-one thousand, two hundred and three (281,281,203) Class A Preferred Shares, according to the definitions included in Clause 1, below.

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(ii)           On 04/24/1997 Valepar’s current  shareholders’ agreement was entered into as duly filed on its head office and registered on the Company’s books; the shareholders’ agreement will be in force up to 05/09/2017 (as defined in Clause 1 below “Valepar’s Current Shareholders’ Agreement).

(iii)          Valepar is a shareholder of Vale S.A. as identified below on the definitions included in Clause 1.

(iv)          The Parties intend, upon entering into this Shareholders’ Agreement, under the terms and for purposes of Article 118 of Law No 6.404/76, and as of the Initial Date of Effectiveness, to set forth the conditions that will govern the rights and obligations arising out of their condition as shareholders of Company and the exercise, by Valepar, of its rights and obligations as shareholders of Vale

The Parties hereto resolve to enter into this Shareholders’ Agreement that will be governed by the following terms and conditions:

CLAUSE 1.           DEFINITIONS.

1.1.                            Without prejudice to other definitions included in this shareholders’ Agreement, the following terms, when beginning with capital letters, and any variations related to gender and number, will have the following meanings:

“Shareholder”: means each of the Shareholder of the Company, signatories to this Shareholders’ Agreement.

“Offered Shares”: has the meaning that is attributed to the term in item 11.2 of this Agreement.

“Common Shares”: means the shares of common stock issued by Valepar.

“Affected Common Shares” means all the Common Shares held by the  parties on the date of execution of this Shareholders’ Agreement  and bound   to the Shareholders’ Agreement, as well as any other Common Shares that may be held by any of the Parties, for any purpose whatsoever, including, without limitation,  those resulting from splits, bonuses, mergers, reverse splits, incorporations, subscriptions, acquisitions, exercise of options, conversion of Class A Preferred shares into Common Shares, or that, in any other way, are assigned to the Parties on account of the ownership of the Affected Common Shares.

“Class A Preferred Shares”: means the class A preferred shares issued by Valepar.

“Affected Class A Preferred Shares”: means all Class A Preferred Shares held by the Parties on the date of execution of this Shareholders’ Agreement and bound to this Shareholders’ Agreement, as well as any other Class A Preferred Shares that may be held by the Parties, for any reason whatsoever, including, without limitation, those resulting

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from splits, bonuses, mergers, reverse splits, incorporations, subscriptions, acquisitions, exercise of options, conversion Common Shares into Class A Preferred Shares, or that, in any other way, are assigned to the Parties on account of the ownership of the Affected Shares.

“Affected Shares”: means all Affected Common Shares and Affected Class A Preferred Shares.

“Shareholders’ Agreement”: means this instrument;

“Affiliate”, means, in relation to any Party, any individual, legal entity or, investment fund, syndicate, securities portfolio or any other type of organization, resident or with its principal place of business located in Brazil or abroad, that (i) is directly or indirectly controlled by such Party; (ii) directly or indirectly controls such Party, including through a shareholders’ agreement; or (iii) is directly or indirectly controlled by any person that directly or indirectly controls such Party;

“Shareholders’ Meeting”: means the meeting of Valepar’s shareholders;

“Company’s Current Shareholders’ Agreement”: means the agreement currently in force entered into by and between Valepar’s shareholders on 04/24/1997, as amended from time to time, the effective term of which will end on 05/09/2017.

“Appraisers”: has the meaning that is attributed to the term in item 12.3.1 of this Agreement.

“Notice”: has the meaning that is attributed to the term in item 11.2 of this Agreement.

“Associated Company”: has the meaning provided for in article 243, section 1 of Law No 6.404/76, that is, companies in which the investor has significant influence.

“Shareholding Control”: has the meaning of control, as defined in article 116 of Law No 6.404/76. The derived terms such as “Controlled” and “Controlling” and the variations of the verb “control” will have the meaning thereof analogous to “Shareholding Control”.

“Director”: means any of the members of the Board of Directors (as defined below);

“Board of Directors”: means Valepar’s board of directors.

“Initial Date of Effectiveness”:  has the meaning that is attributed to the term in item in Clause 16 of this Shareholders’ Agreement.

“Right of First Refusal”: means the right set forth on Clause 11 of this Shareholders’ Agreement.

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“Subscription Right”:  means the right of the parties to subscribe for bonds and/or securities issued by the Company, provided that such securities result from Affected Shares that, on the date of issuance, grant or may come to grant, or permit the subscription of the Company-issued security that grants the holder thereof the right to vote.

“Offered Rights”: has the meaning that is attributed to the term in item 11.2 of this Agreement.

“Officer”:  means any member of the Board of Officers.

“Board of Officers:” means Valepar Board of Officers.

“Bylaws of Valepar”:  means Valepar bylaws.

“Intervening Consenting Party”: has the meaning that is attributed to it on Clause 15.

“Report of Appraisal”: has the meaning that is attributed to the term in item 12.3.3 of this Agreement.

“Notification”: has the meaning that is attributed to the term in item 11.6 of this Agreement.

“New Report of Appraisal”: has the meaning that is attributed to the term in item 12.3.7 of this Agreement.

“Offeree Parties”: has the meaning that is attributed to the term in item 11.2 of this Agreement.

“Offeror Party”: has the meaning that is attributed to the term in item 11.2 of this Agreement.

“Proposal”: has the meaning that is attributed to the term in item 11.2 of this Agreement.

“Prior Meeting”:  means the meeting of the Parties’ representatives to be held prior to the Shareholders’ Meetings and to the meetings of the Board of Directors and prior to the shareholders’ meetings and to the meetings of the board of directors of Vale, with the purpose of defining the vote of the Parties at Shareholders’ Meetings, and of their representatives on the Board of Directors, as well as of Valepar’s vote, at the shareholders’ meetings of Vale,  and of the members of the board of directors of Vale, appointed by Valepar, such vote to be issued at such meetings, whenever required by this Shareholders’ Agreement.

“Remaining Shares”: has the meaning that is attributed to the term in item 11.8 of this Agreement.

“Vale”: means Vale S.A., a publicly held company with its principal place of business at Avenida das Américas nº 700, bloco 8 loja 318, Barra da Tijuca, CEP 22640-100, in the

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City of Rio de Janeiro, State of Rio de Janeiro, enrolled with the CNPJ No 33.592.510/0001-54.

“Valepar” or “Company”: means Valepar S.A., a corporation with its principal place of business at Avenida das Américas nº 700, bloco 8 loja 318, Barra da Tijuca, CEP 22640-100, in the City of Rio de Janeiro, State do Rio de Janeiro, enrolled with the CNPJ No 01.772.413/0001-57.

CLAUSE 2.           PRINCIPLES OF THE COMPANY.

2.1. The Parties hereto agree to establish the following basic principles that will govern the decisions and the exercise of their respective voting rights at Shareholders’ Meetings and of their representatives at the meetings of the Board of Directors, as well as of Valepar and its representatives at Shareholders’ Meetings and meetings of the board of directors of Vale:

(i)         The object of Valepar is exclusively to have an ownership stake in the capital stock of Vale and it is not allowed to carry out any other commercial activities or any other type of activities, even if with their shareholders.

(ii)        Vale’s business will be managed by experienced, independent and skilled professionals who meet the required qualifications as regards their duties while in office, this being also applied to members of the board of officers and employees of Vale; any possible employment relationship or any other relationship concerning any other type of professional collaboration existing between the Parties and Vale’s future officers shall be definitely extinguished before their appointment.

(iii)       Vale’s strategic decisions in the industrial, financial and commercial areas, as well as its human resources policy will always be based on Vale’s best interests so as to assure that the Parties receive the best return on their investments, under a consistent generation of profits and distribution of dividends and interest on shareholders’ equity.

(iv)       Possible business relations between the Parties and Vale will always be governed and carried out according to market conditions;

(v)        Strategic decisions, as regards Vale, shall have as basic principles the growth and sustainability of its business, the development of new projects, especially in the mineral area and the increase in the operating margin, giving priority to the reduction of costs and the maximization of return on investment;

(vi)       The Company and Vale management shall always seek that their activities and those of their controlled and associated companies reach high levels of profitability, efficiency, productivity and competitiveness.

(vii)      Each Party shall take all the necessary and effective measures so that the Prior Meetings are held in due time, and shall abstain from practicing any acts that, in any way, prevent, postpone or make it difficult to hold Prior Meetings;

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(viii)     Vale’s board of officers and management will be accountable for the proper management of relations with consumers, regulatory bodies, minority shareholders, the community and public institutions with which the Valepar and Vale must have a relationship;

(ix)       General trade relations and business of Vale shall be always be entered into with a view, primarily, to the interest of Vale, and shall be compatible with fair market practice and conditions at the time of entering into such business.

2.2. The Parties hereto undertake to bind their votes at Shareholders’ Meetings as well as those of their representatives on the Board of Directors so as to assure compliance with the basic principles established in this Clause, in addition to the other items of this Shareholders’Agreement. The basic principles listed in this Clause will be complied with as regards Vales’ controlled and affiliated companies.

CLAUSE 3.           AFFECTED SHARES.

3.1. This Shareholders’ Agreement is binding upon all Affected Shares as indicated in the table below:

Shareholder	Common Shares	%	Preferred Class A	%	Common and PNA	%
Litel	637,443,857	49.01	200,864,272	71.41	838,308,129	53.00
Litela	—	—	80,416,931	28.59	80,416,931	5.08
Bndespar	149,787,385	11.52	—	—	149,787,385	9.47
Bradespar	275,965,821	21.22	—	—	275,965,821	17.45
Mitsui	237,328,059	18.25	—	—	237,328,059	15.00
	1,300,525,122	100.00	281,281,203	100.00	1,581,806,325	100.00

3.2. Affected Shares are subject to all conditions provided for in this Shareholders’ Agreement

3.3. In the event that they hold a shareholding interest in Vale, other than through Valepar, the Parties undertake to manifest their voting right inherent to such shareholding interest, in a form identical to that provided for in this Shareholders’ Agreement in relation to the same question.

3.3.1. The Parties shall always attend the general meetings of Shareholders of Vale so as to exercise the right to vote the shares of Vale owned by them and not subject to this Shareholders’ Agreement, in connection with a certain matter, in an identical form with what has been decided regarding such certain matter pursuant to this Shareholders’ Agreement.

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3.3.2. For purposes of this item 3.3, the shareholding interest directly or indirectly held at Vale will be considered, and the Parties hereby undertake, even if they do not have the power to determine the vote to be issued by the Vale’s investment vehicle, to issue its vote within the scope of such vehicle, whenever applicable, in an identical form to what is decided under this Shareholders’ Agreement.

CLAUSE 4            EXERCISE OF VOTING RIGHTS

4.1       In addition to the measures set forth in this Shareholders’ Agreement, the Parties agree to make use of the voting right attached their Affected Common Shares and take any other measures necessary to fully comply with this Shareholders’ Agreement.

CLAUSE 5           PRIOR MEETINGS

5.1       The Parties shall meet prior to any Shareholders’ Meetings, meeting of the Board of Directors, shareholders’ meetings, or meeting of the board of directors of Vale, as the case may be.

5.2       The Prior Meetings provided for in this Clause will comply with the following rules

5.2.1. In Prior Meetings each Affected Common Share held by each Party will be entitled to one (1) vote, and any blank votes or abstentions shall be disregarded and excluded from the calculation of the quorum required for approval of matters.

5.2.2. The Prior Meeting shall be held up until the business day preceding each Shareholders’ Meetings, Meetings of the Board of Directors or general meetings or meeting of the board of directors of Vale.

5.2.3. The Prior Meeting shall be called at least fourteen (14) days in advance of the date determined for holding the respective Meeting of the Board of Directors and the Shareholders’ Meetings of Valepar, or the meeting of the board of directors or the shareholders’ Meetings of Vale.

5.2.4. The Prior Meeting will be called by the chairman of the Board of Directors, including upon request of any Party, it being certain that, if the Prior Meeting is to be held prior to the shareholders’ meetings or the meeting of the board of directors of Vale, the chairman of the board of directors of Vale shall inform, sufficiently in advance, the chairman of Board of Directors about the date on which the respective meeting of the board of directors or shareholders’ meetings is to be held, as well as the agenda thereof, so that the Prior Meeting may be called.

5.2.5. As regards delivery of notices and communications, the Prior Meeting shall be called as provided for under item 23.2 of this Shareholders’ Agreement.

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5.2.6. The call notice for the Prior Meeting shall inform the Parties about the issues to be submitted to the respective Meeting of the Board of Directors or Shareholders’ Meetings or meeting of the board of directors or shareholders’ meetings of Vale, as well shall make available all documents related to such issues.

5.2.7. The Prior Meeting will be held in the City of Rio de Janeiro, at an address to be defined, by the simple majority votes of the Parties, and informed in the call notice.

5.2.8. The Prior Meeting may be held at any place and time provided that with the presence of all Parties.

5.2.9. The Prior Meeting will be instated only with the presence of representatives of any two of the Parties.

5.2.10. The Prior Meetings shall be recorded in writing, in minutes, especially the deliberations taken. Minutes of Prior Meetings may be drafted as a summary of the facts, including dissents and protests and contain only the transcript of the resolutions adopted, pursuant to Article 130 of Law n. 6.404/76; it being permitted to submit votes and dissents that, together with the documents submitted to the Parties shall be initialed by the board and by all present and filed at the Company’s headquarters.

5.2.11. As long it is not discussed at a Prior Meeting, the issue may not be submitted to the Shareholders’ Meetings or the Board of Directors or the shareholders’ meetings or meeting of the board of directors of Vale.

5.2.11.1. In the event that it is not possible to deliberate upon a matter at the Shareholders’ Meeting or Meeting of the Board of Directors or at the  shareholders’ meeting or meeting of the board of directors of Vale, the Parties, their representatives at the Board of Directors or the Company’s representatives at the shareholders’ meetings and at the board of directors of Vale shall exercise their respective voting rights in order to suspend the work of the respective meeting until the matter is considered at a Prior Meeting. In case it is not possible to suspend the work, the matter shall be rejected, thereby maintaining the status quo.

5.2.12. In any event, the decisions taken at the Prior Meetings will be binding on the votes of all the Parties at the relevant Shareholders’ Meetings and the vote of the Directors indicated by them at the respective meeting of the Board of Directors, as well as on the vote of Valepar representative at the shareholders’ meetings of Vale and of the directors appointed by Valepar to the board of directors of Vale.

5.2.13. The Party that has not attended the Prior Meeting hereby undertakes to vote at the Shareholders’ Meetings and to cause their representatives to vote at the Meeting of the Board of Directors in accordance with what may be established in the Prior Meeting that it has not attended.

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5.2.14. Any votes cast by the Parties, their representatives or members of the Board of Directors of Valepar or by the representative of Valepar at the shareholders’ meeting of Vale or at the meeting of the board of directors of Vale, in disagreement with the decision taken at a Prior Meeting, pursuant to this Section, shall be deemed null and void and should be disregarded by the chairman of the respective Shareholders’ Meetings or meeting of the Board of Directors, or shareholders ‘meeting and meeting of the board of directors of Vale, as the case may be.

5.2.15. In case of the occurrence of the hypothesis stated in the previous item, any representatives of the Parties or members of Board of Directors or of the board of directors of Vale may, upon submitting a copy of the minutes of the Prior Meeting at which the issue has been resolved, require that the vote cast in disagreement with such resolution be computed as determined at the Prior Meeting.

5.2.16. Non-attendance at the Shareholders’ Meetings or at the  meeting of the Board of Directors as well as at the meeting of the board of directors of Vale, or abstention from voting by the representative of any of the Parties at the Shareholders’ Meetings or by a member of the Board of Directors or of the  board of directors of Vale that it has appointed, ensures the other Parties, in order to maintain the resolutions of the Prior Meeting, in the case of the Shareholders’ Meetings, the right to vote the Affected Common Shares held by the absent party and in the case of meetings the Board of Directors or the board of directors of Vale, the right of the other Directors or directors of Vale to vote on behalf of the Director or director of Vale absent or silent, as the case may be.

5.3                     Except as provided for in items 5.4 and 5.5 of this Clause, the matters submitted to Prior Meetings will be approved by the favorable vote of a simple majority of Affected Common Shares held by the Parties in attendance, such votes to be calculated according to item 5.2.1 above.

5.4                     The matters described below may only be approved at a Prior Meeting by the favorable vote of seventy five (75%) percent of the total Affected Common Shares owned by the Parties in attendance at the Prior Meeting, calculated according to item 5.2.1 above:

(i)                                     Changes in Vale bylaws or Valepar Bylaws, except as required by law.

(ii)                                  Increase in the capital stock of Valepar, Vale or Vale’s controlled companies, including, without limitation, the issuance of new shares, the creation of a new class of shares, changes in the characteristics of the existing shares or reduction in the capital of such companies.

(iii)                               Issuance, by Vale, of debentures, whether or not convertible into stocks, subscription warrants, options for the acquisition of shares or any other securities.

(iv)                              Issuance, by Valepar, of subscription warrants, options for the acquisition of shares or any other security, other than debentures.

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(v)                                 Determination of issue price of new shares of the capital stock of the Valepar or Vale and of any other securities.

(vi)                              Mergers, incorporation, stock incorporation and spin-off transactions in which Vale is a party, as well as its transformation.

(vii)                           Request, by Valepar or Vale, for liquidation, dissolution, arrangement with creditors, bankruptcy, or voluntary acts for financial reorganization, or the respective suspension of the related procedures.

(viii)                        Removal of members of the Board of Directors and members of the Board of Officers, including the CEO and the chairman of the Board of Officers.

(ix)                              Removal of members of the board of directors of Vale, including the chairman, and election and removal of the board of officers of Vale.

(x)                                 Acquisition of shares in the capital stock of Valepar or Vale to be held in treasury, cancelled or subsequent disposal.

(xi)                              Vale’s ownership interest in a group of companies or syndicate of any nature.

(xii)                           Execution of distribution, investment, marketing, export, technology transfer, brand license, patent exploitation, concession for use and leasing agreements in which Valepar or Vale is a party.

(xiii)                        Fixing the global remuneration of the company’s Directors and of Vale’s directors.

(xiv)                       Resolution on the distribution of the total remuneration of Valepar directors and officers among the members of the Board of Directors, the Board of Officers and the Audit Committee, when operating.

(xv)                          Determination on the distribution of the total remuneration of Vale’s management among the members of its board of directors, its board of officers, its audit committee and its committees.

(xvi)                       Allocation of profit-sharing to Vale’s officers;

(xvii)                    Resolution on the selection, assessment, development and remuneration policies of members of Vale’s board of officers.

(xviii)                 Determination of the duties of the members of the Board of Officers and well as the members of Vale’s board of officers.

(xix)                       Change in Vale’s corporate purpose.

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(xx)                          Distribution of dividends and/or interest on shareholders’ equity by Vale and/or Valepar, or the non-distribution thereof, subject to the provisions of items 5.6 and 5.7.

(xxi)                       Selection and removal of Valepar and Vale independent auditor.

(xxii)                    Creation of security interest or guarantee, including suretyship by Vale, so as to guarantee the obligations of third parties, including Vale’s affiliated and controlled companies.

(xxiii)                 Adoption of resolution on any matter that, under the law, gives shareholders the right to withdraw from Valepar or Vale upon reimbursement of their shares.

(xxiv)                Election and removal, by Vale’s board of officers, of Vale’s representatives at their controlled or affiliated companies or at companies in which Vale has the right to appoint its managers.

(xxv)                   Set forth Vale’s maximum limit of indebtedness.

(xxvi)                Entering into loan, financing or leasing agreements by Vale or, further, any other operations of similar or equivalent economic nature, which are not provided for in its fundraising plan.

(xxvii)             Approval of Vale’s strategic guidelines and plan;

(xxviii)          Approval of Vale’s annual and pluriannual budgets and of the fundraising plan.

(xxix)                Approval of investment and/or disinvestment by Vale.

(xxx)                   Formation of companies by Vale or their transformation into another type of legal entity, direct or indirect acquisition of interest in or divestiture from the capital stock of other companies, consortia, foundations and other entities, including through the exercise of appraisal remedy, the exercise or waiver of rights of first refusal on the subscription and acquisition, directly or indirectly, of shareholding equity, or any other type allowed by law, but not limited to, merger, spin-off, incorporation and stock incorporations in companies in which Vale holds an ownership interest.

(xxxi)                Approval of the management’s annual report and the financial statements of Vale and Valepar.

(xxxii)             Restatements, changes, or amendments to shareholders’ agreements, consortia contracts, or to agreements between shareholders or between consortium members of companies or consortia of which Vale participates and further the execution of new agreements and/or consortia contracts that deal with matters of this nature.

(xxxiii)          Approval of Vale’s Policy of Transactions with Related Parties.

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(xxxiv)         Execution or modification of contracts of any kind or value  involving any situation that, according to Vale’s Policy of Transactions with Related Parties, constitutes a transaction with a related party.

(xxxv)            Disposal by Valepar or Vale of fixed assets, the value of which, separately or cumulatively, in a twelve (12) month period exceeds one percent (1%) of the total assets, based on the most recent Valepar or Vale quarterly information, as the case may be.

(xxxvi)         Waiver of the right of first refusal of Valepar in case of Vale’s capital increase.

5.5       The following topics will be obligatorily submitted to the Prior Meeting approval and will depend on the approval of shareholders owning ninety-five percent (95%) of the Affected Common Shares, calculated as provided for under item 5.2.1 above:

(i)             Valepar’s entering into loan, financial or lease agreements or further, any operations of similar or equivalent economic nature;

(ii)          Issuance, by the Valepar, of debentures, whether or not convertible into shares.

(iii)       Creation of encumbrances, liens, charges, security interest or personal guarantee on any assets of Valepar and/or the granting of guarantees by Valepar, including suretyships.

(iv)      Merger, spin-off, incorporation or stock incorporation in which Valepar is a party and the ownership interest of the Company in a group of companies.

(v)         Profit-sharing rights to Valepar’s officers.

(vi)      Transformation of Valepar.

(vii)   Disposal of, for any purpose, of Vale shares owned by the Company.

5.5.1. The issue of profit-sharing instruments by the Company is prohibited.

5.6.      The Parties hereby undertake to vote and cause their representatives at the Board of Directors to vote (as the case may be) for the purposes of determining that Valepar’s representatives vote at Vale’s Shareholders’ Meetings for the distribution by Vale to its shareholders of fifty percent (50%) of the net profits of the fiscal year in question.  The distribution of dividends in an amount not provided for in this item shall be subject to approval by the Parties, at a Prior Meeting.

5.7                     The Parties hereby undertake to vote and cause their representatives at the Board of Directors to vote (as the case may be) for the immediate distribution of the total amount of profits, received by Valepar from Vale, other than the amount necessary for the Valepar’s maintenance and management. The Parties will instruct the Board of Directors to call a Shareholders’ Meetings or meeting of the Board of Directors (as the case may be) to resolve on the redistribution of profits as soon as they are received from Vale.

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CLAUSE 6.                                 VALEPAR’S BOARD OF DIRECTORS

6.1                     The Parties undertake to vote and cause their representatives to vote at Prior Meetings and Shareholders’ Meetings in which the election of Directors will be decided on, as provided for in this Clause.

6.2                     The Board of Directors will be comprised of twelve (12) sitting members and their respective alternates, elected according to the following criteria:

6.2.1 The Chairman of the Board of Directors will be indicated by the Party that holds the largest number of the Affected Common Shares, and the Vice-Chairman of the Board of Directors will be indicated by the Party that holds the second highest number of Affected Common Shares.

6.2.2 At the first stage, each Party will indicate a number of Directors, and their respective alternates equal to the integer part of the quotient determined by dividing its percentage of ownership in the total Affected Common Shares by eight point thirty three percent (8.33%), the fractions thereof to be used on the second stage, as the case may be;.

6.2.3 At the second stage, if there is a vacancy to fill in the Board of Directors, it will be incumbent on the Party that holds the highest remaining fraction from the division made on the first stage to indicate the person to fill each vacancy, and so on, until all vacancies are filled.  It is worth mentioning that in the event of a tie among the fractions, it will be incumbent on the Party that has indicated the fewest number of directors to elect the respective Director, and the losing Part will be running for appointment to fill the subsequent vacancy, as the case may be.

6.3                               Any Party may, during its respective term of office, replace the Director(s) it has appointed. Under this circumstance, all Parties will vote in favor of the name thus submitted at the Shareholders’ Meetings called for such purpose, as required by law, within fifteen (15) days as from the notice sent to the Chairman of the Board by the Party that intends to replace its Director.

6.4                     In case of resignation or permanent impediment of any Director during the term of office for which he has been elected, the alternate shall be appointed by the Party that had indicated the member to be replaced. In such a situation, all Parties will vote in favor of the name thus proposed at the Shareholders’ Meetings convened as provided by law for such purpose, within thirty (30) days of the notice to the Chairman of the Board by the Party who will replace the Director.

6.5                     Whenever possible, the Parties will abstain from resolving on any matter of relevance to Valepar up until the Directors replacement process is completed.

6.6                     The Parties undertake, as soon as possible, to remove any Director appointed by them who fails to comply with the provisions of this Shareholders’ Agreement, as is appropriate,

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or with the voting instructions given by the respective parties, as determined by decisions taken at the Prior Meeting.

6.7.      The term of office of Directors will be two (2) years, re-election being allowed.

6.8       The meetings of the Board of Directors will be instated with the presence of a majority of its members and the resolutions will be taken by votes representing a majority of the members of the Board of Directors present at the relevant meeting.

CLAUSE 7.                                 VALEPAR’S BOARD OF OFFICERS

7.1.                  The Board of Officers of Valepar shall be composed of two (2) Officers, chosen from among the Directors; one of the Officers to be chosen from among the Directors appointed by the Party that holds the largest number of the Affected Common Shares, and the another Officer to be chosen by the Party that holds the second highest number of Affected Common Shares, from among the Directors indicated by such Party.

7.2.      The term of office of any Officer is two (2) years, reelection being allowed.

7.3.                  In case of vacancy in the office of any Officer, the substitute shall be chosen by the Party that holds the largest number of the Affected Common Shares, from among the Directors appointed by such Party, if the Officer being replaced has been originally chosen by such Party, or chosen by the Party that holds the second highest number of Affected Common Shares, from among the Directors appointed by such Party, if the Officer being replaced has been originally appointed by such Party.

7.4.      The decisions of the Board of Officers will be taken by unanimous vote.

CLAUSE 8.                                 VALE’S BOARD OF DIRECTORS

8.1                     The Parties undertake to vote at Prior Meetings in which the election of members of the board of directors and of the board of officers of Vale is the subject matter in accordance with this Clause.

8.2                     For purposes of electing the members of the board of directors of Vale, and their respective alternates, at the respective Shareholders’ Meetings, the Parties will appoint the total number of directors whose appointment is incumbent on Valepar, excluding vacancies for the directors elected by the cumulative voting, by the minority or by employees, pursuant to articles 140 and 141 of Law 6.404/76.

8.2.1. The Parties will indicate the directors of Vale, and their respective alternates, whose indication is incumbent on Valepar in proportion to their ownership interest in the total of the Affected Common Shares, in due compliance with the provisions of this Clause, specifically those provided for in item 8.3

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8.2.2. At the first stage, the percentage of Affected Common Shares required to elect a director of Vale shall be obtained, by dividing 100 by the total number of Vale’s directors whose election is incumbent on Valepar.

8.2.3. After obtaining the percentage according with the foregoing item, each Party will indicate the number of Vale’s directors that is equal to the integer part of the quotient resulting from dividing its percentage interest in all the Affected Common Shares by the percentage obtained according with the foregoing item, taking advantage of the fractions for the second stage, according to the next item, as the case may be.

8.2.4 At the second stage, if there is a vacancy for Vale’s director to fill, it will be incumbent on the Party that holds the highest remaining fraction from the division made on the first stage to indicate the person to fill each vacancy, and so on, until all vacancies are filled.  It is worth mentioning that in the event of a tie among the fractions, it will be incumbent on the Party that has indicated the fewest number of directors to elect the respective director, and the losing Party will be running for appointment to fill the subsequent vacancy, as the case may be

8.3. Any Party may, during its respective term of office, replace the director(s) of Vale it has appointed. Under this circumstance, all Parties will take the necessary measures to assure that the replacement of the director(s) for the new director(s) indicated by the party that requested such replacement be approved at the respective Prior Meeting and at Vale’s Shareholders’ Meetings

8.4. In case of resignation or permanent impediment of any Vale’s director during the term of office for which he has been elected, the alternate shall be appointed by the Party that has indicated the member to be replaced. In such a situation, all Parties will take the necessary measures to assure that the replacement of the respective director(s) for the new director(s) indicated by the relevant Party is approved at the respective Prior Meeting and at Vale’s Shareholders’ Meetings.

8.5. Whenever possible, the Parties will take all the pertinent measures so that no matter of relevance to Valepar or Vale is decided on up until the directors’ replacement process is completed.

8.6. The Parties undertake, as soon as possible, to take all pertinent measures to remove any Vale director appointed by them who fails to comply with the provisions of this Shareholders’ Agreement, as is appropriate, or with the voting instructions given by the respective parties, as determined by decisions taken at the Prior Meeting.

8.7. The chairman of Vale’s board of directors and the respective alternate will be indicated by the Party that holds the largest amount of the Affected Common Shares, and the vice-chairman of Vale’s board of directors and the respective alternate will be indicated by the Party that holds the second highest number of Affected Common Shares.

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8.8. The term of office of Vale’s directors will be two (2) years, re-election being allowed.

8.9. The meetings of Vale’s board of directors will be instated only with the presence of a majority of its members and the resolutions will be taken by votes representing a majority of the members of the Board of Directors present at the relevant meeting.

8.10. Vale’s CEO will be selected from a list of three names proposed by an international company for the selection of executives and elected at a meeting of Vale’s board of directors called for that purpose, preceded by the necessary Prior Meeting.

8.11. It will be incumbent on Vale’s CEO to propose to the Board of Directors the names of the other officers of Vale who will be elected at the meeting of board of directors of Vale called for that purpose, preceded by the necessary Prior Meeting.

8.12. The term of office of Vale’s board of officers will be two (2) years, re-election being allowed.

8.13. The meeting of Vale’s board of officers will be instated with the presence of the majority of its members.

CLAUSE 9.                                               INSPECTION ON THE COMPANY

9.1                     Any Party may, at any time, require that the Company, through an independent auditor of Valepar or Vale, as the case may be, effectively inspect the respective books, registers and other documents of the Company or Vale; such books, registers and other documents of Valepar or Vale shall be made fully available to the requesting Party, provided that the requesting Party bears all of the corresponding costs and expenses and takes the necessary measures so as not to obstruct the functioning of Valepar or Vale or the management of any of them.

CLAUSE 10.                                        ENCUMBRANCE PROHIBITED ON AFFECTED SHARES

10.1                        Each Party is prohibited from pledging, creating a lien or any other security interest on the Affected Shares and/or Subscription Rights.

10.2                        Each Party is further prohibited from establishing the right of use or any other right of enjoyment on the Affected Shares and/or Subscription Rights or from offering them to be levied upon, without the previous, express and unanimous consent of the other Parties

10.2.1 If, regardless of the will of a Party, its Affected Shares, in whole or in part, are levied or become subject to any type of judicial lien, it will be incumbent on the respective Party to, within and not later than thirty (30) days as from the decision on the respective pledging, take all measures within its reach in order to release or substitute the Affected Shares.

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10.2.2. In case of omission of the respective Party, or in case it is not possible to replace the Affected Shares and/or Subscription Rights that are subject to imposition of judicial lien, at the time of sale of the Affected Shares by means of appropriate judicial proceeding, the other Parties will have the right to exercise their Rights of First Refusal over such shares, pursuant to Clause 11. The Party whose Affected Shares and/or Subscription Rights are subject to judicial lien shall inform the judge regarding the other Parties’ Rights of First Refusal.

CLAUSE 11.  RIGHTS OF FIRST REFUSAL

11.1        The Parties shall not sell, assign, transfer, whether in return for payment or free of charge, convey to the capital of another company, transmit, or further, sell or otherwise dispose of their Affected Shares, their Subscription Rights, their securities that grant or may grant the right of vote within the scope of the Company, except if the provisions in this Clause are complied with.

11.2                        Should one of the Parties (“Offeror Party”) receive a proposal (“Proposal”) from any of the other Parties or from third parties (“Proponent”) to sell, assign, transfer, whether in return for payment or free of charge, convey to the capital of another company, transmit or, in any way, sell or dispose of part or all of its Affected Shares,  Subscription Rights, or securities  that grant or may grant voting rights, the Offeror Party shall send a written notice (“Notice”) to the other Parties (“Offeree Parties”) immediately after the official acceptance of the Proposal by the competent entity of the  Offeror Party,  offering them the Affected Shares it intends to dispose of (“Offered Shares”) the Subscription Rights or securities that grant or may grant voting rights it intends to assign (“Offered Rights”), informing the price, currency, place of payment and all the other terms and conditions of the Proposal (including the Proponent’s name, full qualification and commitment of, in the event of acquisition of the Offered Shares or Offered Rights, adhering to this Agreement), and the intent of the Offeror Party to accept the Proposal, a copy of which shall be attached to the Notices.

11.3                        The Offeror Party may further hold a public or private auction to offer the Offered Shares and/or Offered Rights that it intends to dispose of or assign, expressly contemplating the application of the Right of First Refusal provided in this Clause in the public notice related to the respective auction.

11.3.1 In case of a public or private auction is held, the winning bidder shall submit a proposal under the terms hereby specified to the Offeror Party, so that the Offeror Party can then begin the procedures related to Rights of First Refusal, as provided in this Clause.

11.4        The Offeree Parties shall have the Right of First Refusal in the acquisition of the Offered Shares and the Offered Rights, according to the same terms and conditions of the Proposal, over all Affected Shares, proportionally to the number of Affected Shares they

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hold, excluding the Affected Shares owned by the Offeror Party. The exercise of the Right of First Refusal shall be subject to the procedures mentioned below.

11.5                        Each Offeree Party may only exercise its Right of First Refusal over all, and not less than all, of the Offered Shares or Offered Rights it is entitled to, according to the proportion rule referred to in item 11.4, without prejudice to the Right of First Refusal over the Remaining Shares, as defined below, and the Offeree Party shall not exercise its Right of First Refusal only over part of the Offered Shares or Offered Rights it is entitled to, pursuant to the proportion rule mentioned at the end of  item 11.4.

11.6                        Within thirty (30) days as of the date of receipt, by the Offeree Parties, of the Notice sent by the Offeror Party, pursuant to item 11.2, each Offeree Party shall send a written notification (“Notification”) to the Offeror Party indicating that:

(i)                                    it wishes to exercise its Right of First Refusal over all of the Offered Shares and/or Offered Rights it is entitled to, according to the proportion rule mentioned in item 11.4; or

(ii)                                 it wishes to waive its Right of First Refusal (considering that the absence of notification within the established period shall be understood as a waiver of the Right of First Refusal).

11.7                        The Offeree Parties are not allowed to assign the Right of First Refusal, at any time whatsoever, to any other Party or to third parties.

11.8                        In the event that one or more Offeree Parties waive their respective Right of First Refusal to the acquisition of the Offered Shares and/or Offered Rights they are entitled to, the Offered Shares and/or Offered Rights over which the respective Offeree Party has not exercised its Right of First Refusal, (the “Remaining Shares”), shall be offered only to the other Offeree Parties which have notified the Offeror Party according to the terms of the item 11.6. The Offeree Parties shall be notified by the Offeror Party so that they may, within fifteen (15) days after the end of the period referred to in item 11.6, exercise their Right of First Refusal.

11.9                        Each of the Offeree Parties, with regard to the acquisition of the Remaining Shares, may only exercise its Right of First Refusal over all of the Remaining Shares. If more than one Offeree Party, with reference to the acquisition of the Remaining Shares, exercises its Right of First Refusal over the Remaining Shares, such Offeree Parties shall be obliged to acquire the Remaining Shares proportionally to the number of Affected Shares they hold in relation to the total number of Affected Shares, excluding the ownership stake of all the other Parties.

11.10                 Each of the Offeree Parties, notified as to the exercise of the Right of First Refusal over the Remaining shares, shall reply in writing to the Offeror Party within fifteen (15) days from the date of receipt of the notification sent by the Offeror Party referred to in item 11.8, indicating that:

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(i)                                    it wishes to exercise its Right of First Refusal over all of the Remaining Shares, and not less than all of the Remaining Shares (it is not allowed to exercise its Right of First Refusal over part of the Remaining Shares); or

(ii)                                 it wishes to waive its Right of First Refusal over the Remaining Shares (considering that the absence of reply within the established period shall be understood as a waiver of the Right of First Refusal over the Remaining Shares).

11.11.             The assignment of the Right of First Refusal over Remaining Shares, at any time, to any other Party or to third parties by the Offeree Parties is not allowed.

11.12.             If at the end of the period established in item 11.10, there are still Remaining Shares, the Company shall be entitled to acquire such Remaining Shares, provided that: (i) it informs, through any of its Officers, duly authorized by the Board of Directors, the Offeror Party of such intention, within two (2) business days after the end of the established period referred to in item 11.10; and (ii) its profits or reserves, except for the legal reserve, other than the legal reserve, are sufficient to purchase the Remaining Shares.

11.13                The Parties will have the Right of First Refusal to acquire the shares of the Company’s voting treasury stock, at the time they are disposed of by the Company, in due compliance with the procedure described in this Clause.

11.14                When the periods established in this Clause for the exercise of the Right of First Refusal have terminated, the Offered Shares and/or the Offered Rights shall be disposed of, within the subsequent fifteen (15) days, (i) to the Offeree Parties that have notified the Offeror Party, within the established period, of their intention of acquiring the Offered Shares or the Offered Rights and, possibly, the Remaining Shares, according to the same terms and conditions set forth in the Proposal, and/or (ii) to the Company, as the case may be.

11.15                If all Offered Shares and/or the Offered Rights are not disposed of to the Offeree Parties and/or to the Company, as the case may be, pursuant to the terms set forth previously, the Offeror Party shall be free to, under the terms of the Proposal, within thirty (30) days following the end of the period established, as applicable, in item 11.6 or in item 11.12 above, dispose of all of the Offered Shares and/or the Offered Rights to the Proponent or dispose of to the Proponent the portion of the Offered Shares and/or the Offered Rights over which the Parties have not exercised the Right of First Refusal, so as to ensure that the Offeror Party may dispose of all of the Offered Shares and/or the Offered Rights.

11.16                The buyer of the Offered Shares shall be irrevocably obliged to adhere, in an absolute and irrevocable manner, to the terms of this Agreement, through a letter addressed to the Parties, to the Company and to Vale.

11.16.1 In the case of Subscription Rights, the purchaser of the Offered Rights shall undertake, irrevocably and unconditionally, to adhere to this Shareholders’ Agreement by means of through a letter addressed to the Parties, to the Company and

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to Vale, and such purchaser will be prohibited from exercising the voting rights until the Subscription Rights are converted into Affected Shares

11.16.2 The purchaser of the Offered Shares, in case it is a third party, will be the successor of the Offeror Party as regards all of its rights and obligations under this Shareholders’ Agreement, or in proportion to the Affected Shares it may acquire.

11.16.3 If the Offered Shares are acquired by any Party of this Shareholders’ Agreement, or by more than one party, the rights inherent to the Offered Shares will be added to the rights already held by the purchasing Party (ies).

11.16.4 In the event that a third party acquires the Offered Shares, the Parties hereto undertake to take the appropriate measures with the purpose of replacing the Director (s) appointed by the Offeror Party, for those to be indicated by the third party who has acquired the Offered Shares. If the Offeror Party has not disposed of all of its Affected Shares, the replacement of Directors shall occur in proportion to the Offered Shares in respect of the Affected Shares held by the Offeror Party. The same procedure shall be observed with respect to Vale’s directors appointed by the Offeror Party.

11.17     Any sale, transfer, assignment or disposal of the Affected Shares or the Subscription Rights in violation of the provisions of this Clause will be void, and the Company is hereby forbidden to record them in its books.

11.18     Each of the Parties shall forward to the other Parties and to the Company, in the person of one of its Officers, copies of all Notices and notifications sent by them, related to the exercise of the Right of First Refusal referred to in this Clause.

11.19     The Right of First Refusal will not be applicable to transfers of Affected Shares or Subscription Rights to Affiliates of the Parties, provided that the following conditions are complied with:

(i)                                    The Affiliate shall declare, through a letter which form is attached to this Shareholders’ Agreement, its full, unconditional and irrevocable adhesion to this Shareholders’ Agreement through letter addressed to the Parties, to the Company and to Vale.

(ii)                                 If the Affiliate is controlled by the Offeror Party, the Offeror Party shall present a statement to the other Parties, in which it undertakes not to dispose of the control of the Affiliate, for whatever purposes, or in any other way, including on account any corporate transaction, except if it previously reacquires the Affected Shares that it has transferred to the Affiliate;

(iii)                              if the Affiliate is the controller of the Offeror Party, or a company under common control, the final controlling shareholder of the Affiliate shall present a statement to the other Parties in which it undertakes not to dispose of the control of the Affiliate, for whatever purposes, or in any other way, including on account of any corporate

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transaction, except if it previously reacquires the Affected Shares that it has transferred to the Affiliate.

CLAUSE 12.        CHANGING OF PARTIES’ CONTROL

12.1        The shareholding control of any of the Parties may not be subject to any changes unless the Party whose control will be changed offers in advance the Affected Shares to the other Parties, in due compliance with the principles included in this Shareholders’ Agreement, specifically in Clause 11, related to the exercise of Right of First Refusal.

12.2. Prior to the completion of the business that will cause the transfer of its Shareholding Control, the respective Party shall send a notice to the other Parties informing about the facts and about the beginning of the procedures for the exercise of the Right of First Refusal on the Affected Shares held by the Party whose Shareholding Control will be changed, pursuant to the Notice, as indicated in item 11.2 of this Shareholders’ Agreement.

12.2.1. If either party discovers that the Shareholding Control of another party has been changed without having been granted the Right of First Refusal under this Clause and Clause 11 of this Shareholders’ Agreement, such Party shall inform the fact to the Party whose Shareholding Control has been changed, as well as to the other parties, requesting the immediate commencement of Right of First Refusals proceedings applicable under this Clause.

12.3.       For purposes of the exercise of the Right of First Refusal provided for in this Clause, the price to be considered for the exercise of the Right of First Refusal will be that to be determined under this item.

12.3.1. The Offeror Party and each of the Offeree Parties shall prepare and send to the other a list containing the name of three (3) first tier international reputed legal entities, specialized and headquartered in Brazil, to be sent to the other Party, which shall chose one (1) of the legal entities to carry out an appraisal of the Company (“Appraisers”) so that two appraisals are prepared.

12.3.2. The Parties will have fifteen (15) days as of receiving of the notice related to item 12.3.1 above, to inform the other party, in writing, the name of the selected specialized institution. If any of the Parties cannot select such institution, the Company will indicate an Appraiser.

12.3.3. The Appraisers will make independent appraisals that will be conducted by uniform criteria, based on economic value criterion (“Report of Appraisal”).

12.3.4. The Appraisers shall deliver their respective Reports of Appraisal within no later than sixty (60) days as of the notice date referred to in item 12.3.2 above.

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12.3.5. The Reports of Appraisal shall present the economic value of the Offered Shares, and the pricing of the Offered Shares shall be determined based on the arithmetic average of the average points of each Report of Appraisal; “average point” being understood as the arithmetic average between the minimum and the maximum value indicated by each Report of Appraisal for the economic value of the Offered Shares.

12.3.6. The Parties agree that the Appraisers shall, for purposes of preparing the Reports of Appraisal, conclude their Reports of Appraisal with a final value, considering that the interval between the minimum and the maximum value indicated for the economic value of the Offered Shares shall not be higher than fifteen percent (15%) when the minimum value is compared with the maximum value.

12.3.7. If the appraisals carried out by the Appraisers reach discrepancies in values that are higher than ten percent (10%), the Parties shall select and hire, by common accord, a third institution that complies with the requirements set forth in item 12.3.1 above to carry out a third appraisal (“New Report of Appraisal”). In this event, the exchange ratio will be set based on the arithmetic average of the exchange ratio (a) of the two Reports of Appraisal whose difference between the exchange ratio is the lowest, taking into consideration the three Reports of Appraisal or (b) of the three Reports of Appraisal, in case the difference between the exchange ratio is equal to each other.

12.3.8. The New Report of Appraisal shall be delivered to the Parties within no later than sixty (60) as from the delivery of the most recent of the two (2) initial Reports of Appraisal.

12.3.9. The Company and the Parties hereby undertake to make available all the information that the Appraisers deem necessary to prepare the Reports of Appraisal.

12.3.10. If the Company or the Parties fail to make available, in a proper way, at the appraisers’ discretion, all the information that the Appraisers deem necessary to prepare the Reports of Appraisal, the appraisal will be based on information available to the public.

12.3.11. The costs related to the hiring of appraisal companies in this Clause will be borne by the respective contracting Parties and, in case an appraisal company is needed, the Parties shall share the costs for hiring such company.

12.4       As long as the procedures related to the Right of First Refusal as provided for in Clause 11 of this Shareholders’ Agreement are not concluded, the Party whose shareholding control has been changed without complying with that provided for in this Clause may not attend the Prior Meetings and the Affected Common Shares owned by such Party will have their voting power suspended.

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12.4.1 In case of occurrence of that provided for in item 12.4., the required quorum for convening and resolving at Prior Meetings, pursuant to this Shareholders’ Agreement, shall be complied with, without regard to, for the calculation thereof, the interest percentage of the Party whose Shareholding Control has been changed without complying with that provided for in the Shareholders ‘Agreement.

12.5. For the purposes of this Clause, the Parties undertake, on the execution date of this Shareholders’ Agreement, to furnish a statement showing its Shareholding Control structure, identifying those entities which have an interest therein, and certifying and witnessing to the truth of the information provided.

12.6. For the purposes of this Clause, the transfer of shares issued by the Parties to any Affiliate shall not be deemed a change in that Parties’ Shareholding Control.

12.6.1. In the specific case of Litel, the transfer of shares issued by it to any Affiliate or to its current shareholders shall not be deemed a change in its Shareholding Control.

CLAUSE 13.         REQUIREMENTS TO BE A PARTY TO THE SHAREHOLDERS’ AGREEMENT.

13.1. The Parties agree that as a condition for them to remain as an integral part of this Shareholders’ Agreement, with all of the rights and duties thereunder, that their shareholding interest be kept to no less than five percent (5%) of the Affected Shares.

13.2. If, at any time, any of the Parties holds a percentage lower than the number set forth in the previous item, such Party will be automatically excluded from this Shareholders’ Agreement, and the Company shall furnish a notice in this regard to the other Parties.

13.3. If a Party does not take part in the Shareholders’ Agreement, pursuant to this Clause, the other Parties undertake, within the shortest possible period, to amend this Shareholders’ Agreement, so as to formalize the exclusion of the relevant Party and ratify the other provisions of this Shareholders’ Agreement.

13.4. The Party which is excluded from this Shareholders’ Agreement, pursuant to this Clause, hereby expressly and fully consents to the amendment to this Shareholders’ Agreement, as set forth in the previous item, with the purpose of formalizing its exclusion therefrom.

CLAUSE 14 -       REPRESENTATIONS, WARRANTIES AND OBLIGATIONS

14.1. Each Party represents and warrants on behalf of the other Parties that:

(i)                                    It is an entity duly organized, validly existing and in good standing under the laws of the place of its incorporation, having all the necessary power and authority to enter into this Shareholders’ Agreement and all the documents relating thereto, to

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undertake its obligations arising out of this Shareholders’ Agreement, and to perform and comply with the provisions herein.

(ii)                                 It has all the necessary power and authority to own and hold the Affected Shares.

(iii)                              It has obtained all the requisite corporate consents to authorize the execution of this Shareholders’ Agreement and all the documents relating thereto, as well as to comply with its obligations under such documents. The execution of this Shareholders’ Agreement and of all the documents relating thereto, as well as the compliance with obligation herein provided for do not and will not violate (i) its corporate documents; and (ii) any law, regulations or order binding upon or applicable to it.

(iv)                             This Shareholders’ Agreement has been validly executed by its legal representatives, who have powers to undertake the obligations hereunder, and this Shareholders’ Agreement is a lawful and valid obligation, enforceable according to its terms.

(v)                                All of the authorizations and actions of any nature whatsoever as necessary or required for the execution and performance of this Shareholders’ Agreement and all the documents relating thereto and for the validity and enforceability thereof have been obtained or taken, and are valid and in full force and effect.

CLAUSE 15.         INTERVENTION AND FILING OF THE SHAREHOLDERS’ AGREEMENT

15.1. The Parties undertake to, on the Initial Date of Effectiveness of this Shareholders’ Agreement, in order to confer upon this Shareholders’ Agreement all the necessary formalities for its full validity and effectiveness vis-à-vis Valepar and Vale, take all the requisite actions for that effect, including, pursuant to and for the purposes of article 118 of Law 6.404/76, the following: (i) the execution, by Valepar, of an instrument of consent to this Shareholders’ Agreement, whereupon Valepar shall become the “Intervening and Consenting Party” thereto, undertaking all the obligations and liabilities set forth in this Shareholders’ Agreement for the Intervening and Consenting Party; (ii) filing this Shareholders’ Agreement and the instrument of consent aforementioned in the registered offices of Valepar; and (iii) inclusion, in the margin of the register of all the shares issued by Valepar and held by the Parties, of the Affected Shares, informing that such shares are subject to the terms and conditions of this Shareholders’ Agreement, with the following wording: “The voting right inherent to the shares represented by this certificate (or register), as well as the transfer thereof or lien thereon, on any account, is attached and subject to the Shareholders’ Agreement of Valepar S.A. executed on February 19, 2017”.

15.1.1. Upon the implementation of the procedures set forth herein, and subject to the Initial Date of Effectiveness of this Shareholders’ Agreement, the exercise of any act contrary to the provisions hereof shall be precluded, and thus, Valepar shall be lawfully authorized in such case not to record such actions and therefore, to refuse the transfer of ownership of or title to any rights on the Affected Shares.

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15.2. The Intervening and Consenting Party, by executing the instrument of consent to this Shareholders’ Agreement, shall represent that it is aware of all the terms and conditions hereof, undertaking to comply with all the provisions thereof and, in particular, to register this Shareholders’ Agreement pursuant to the applicable law, in its registered offices and in the margin of the register of the shares issued by it and attached to this Shareholders’ Agreement.

15.3. The Intervening and Consenting Party shall not be liable for compliance with any agreement modifying the rights and obligations set forth in this Shareholders’ Agreement, until the amendment document has been sent to it for filing in its registered offices, subject to the conditions for amendment to this Shareholders’ Agreement, as provided for hereby.

15.4. The Intervening and Consenting Party undertakes to promptly communicate to the Parties any agreement, fact or omission which may entail breach of this Shareholders’ Agreement, as well as to take all requisite actions which the applicable laws and regulations may require in order to keep this Shareholders’ Agreement in full force and effect.

CLAUSE 16.         EFFECTIVENESS

16.1. This Shareholders’ Agreement is executed on the date hereof, as shown in the end hereof, and it will be effective as of the Initial Date of Effectiveness and shall remain valid an in force for the term of six (6) months or until the date the incorporation of Valepar by Vale is approved in Valepar’s Shareholders’ Meeting, whichever is the earlier.

16.1.1. This Shareholders’ Agreement shall be automatically renewed for the term of six (6) months upon the occurrence of any event beyond the Parties’ control which delays the conclusion of the incorporation of Valepar by Vale beyond the abovementioned initial term of effectiveness of six (6) months.

16.2. The Initial Date of Effectiveness is 05/10/2017, which is the day immediately following the day when the Company’s Current Shareholders’ Agreement is terminated.

CLAUSE 17.                  ABSENCE OF OTHER SIMULTANEOUS CONDITIONS

17.1.    During the effectiveness of this Shareholders’ Agreement, all of the Parties are expressly forbidden, directly or indirectly, including through an Affiliate, to enter into or abide by any other agreements that deal with the subject matter of this Shareholders’ Agreement.

17.2.    The Parties represent that, during the effectiveness of this Shareholders’ Agreement, the same shall constitute the whole understanding and provisions agreed upon among the Parties as regards the subject matter hereof.

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17.3.    The Parties expressly represent and agree that this Shareholders’ Agreement does not amend, revoke or extend the Current Shareholders’ Agreement of the Company.

CLAUSE 18          NOVO MERCADO AND SHAREHOLDERS’ AGREEMENT OF VALE

18.1. The Parties agree to, on the business day immediately following the Initial Date of Effectiveness, cause Valepar to submit to Vale a binding proposal with the purpose of making viable the listing Vale on BM&FBOVESPA’s Novo Mercado special segment and the conversion Vale in a company without defined control (“Proposal” and “Transaction”, respectively).

18.2. In order to implement the Transaction to be proposed by Valepar, the Parties, after the Initial Date of Effectiveness, undertake to on an unconditional and irreversible manner:

(1) cause (a) Valepar to request, together with the submission of the Proposal, that Vale immediately call its board of directors to deliberate upon the Proposal and its implementation, if approved, and (b) their representatives to approve on a Board Meeting and on a board meeting of Vale, and on a Special General Meeting of the Company and of Vale (subject to the provisions of item 18.2.3), as the case may be, the following matters and such other matters that are necessary for the correct fulfillment of the legislation that is currently in force:

(i)                           voluntary conversion of the Vale class A preferred shares into common shares, based on the conversion rate of 0.9342 common shares for each Vale class A preferred shares, based upon the price of close of the common shares and preferred shares assessed based on the average of the last 30 trading sessions on the BM&FBOVESPA prior to February 17, 2017 (inclusive), weighted by the volume of shares traded in such trading sessions;

(ii)                        amendment of Vale’s bylaws, in accordance with Exhibit I of this Shareholders’ Agreement, so as to adjust it, as much as possible, to Novo Mercado rules until Vale may be effectively listed on such special segment;

(iii)                     the incorporation of Valepar by Vale with an exchange ratio that comprises an increase in the number of shares held by the shareholders of Valepar at a rate of 10% (ten percent) in relation to Valepar’s current shareholding interest, and represents a dilution of approximately 3% (three percent) of the shareholding interest held by the other shareholder in Vale;

(2) enter into a shareholders’ agreement of Vale in accordance with the terms of Exhibit II of this Shareholders’Agreement, and of item 18.3 below;

it being certain that each of the actions listed in items (1) and (2) above shall constitute an indivisible and interdependent step of the whole, and shall be completed in such a manner that the effectiveness of each one is conditioned upon the successful completion of the others, during the term of validity of this Shareholders’ Agreement.

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18.2.1 The voluntary conversion referred to in section 18.2 (i) above shall be subject to the approval by the shareholders of Vale, with the exception of Valepar, and shall be subject to adhesion by at least 54.09% (fifty-four point zero nine percent) of the class A preferred shares issued by Vale to the voluntary conversion that is dealt with in item (i) of section 18.2, which shall take place within the maximum term of 45 (forty-five) days from the decision taken by the respective shareholders’ meeting on the matter, thereby resulting in a combined shareholding interest held by the Shareholders below 50% (fifty percent) of Vale’s total and outstanding common capital, and the Parties undertaking to convert the all of the shares of such class that they may hold;

18.2.2 The incorporation of Valepar by Vale, referred to in item 18.2.(iii) above shall be approved by shareholders of Vale, with the exception of Valepar, in accordance with the incorporation protocol.

18.2.3 The balance of the premium registered in Valepar’s financials shall be excluded from the calculation of the exchange ratio of the shares of Valepar, within the incorporation by Vale, so that the possible future use of such tax benefit by Vale is not the subject matter of capitalization to the benefit of the current shareholders of Valepar, but also for the benefit of all of the shareholders of Vale. On the date of incorporation, Valepar shall have cash and cash equivalent in an amount that is sufficient to integrally settle its liabilities.

18.2.4 The Shareholders undertake, within the term of six (6) months, counting as from the effective date of Vale’s shareholders’ agreement, to be entered into in accordance with item 18.3 below, not to transfer, by any means, either directly or indirectly, the shares of Vale to which they may be entitled as a result of the Transaction (“Lock-Up”), except for (i) permitted transfer of shares pursuant to the Vale’s shareholders’ agreement, and (ii) the transfer of shares that are not affected, which any of the Parties already held prior to the Transaction.

18.3 The Parties undertake to (i) execute, on an unconditional and irreversible manner, the shareholders’ agreement of Vale, attached to this Shareholders’ Agreement as Annex II, on the same date of the approval of the incorporation in a General Meeting of Valepar, and (ii) bind common shares of Vale held by the Parties representing only twenty percent (20%) of the total common shares of Vale at all times after the voluntary conversion referred to in item 18.2.(i), as provided for in the chart below, any treasury shares being excluded for purposes of the calculation of such percentage:

Shareholder	% over the totality of Vale’s common shares
Litel	10
Bndespar	2.26
Bradespar	4.16
Mitsui	3.58
Total	20

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18.3.1 The execution of the shareholders’ agreement of Vale has the purpose of granting Vale with stability and adapting its corporate governance structure during the period of transition to its new corporate structure.

CLAUSE 19          DISSOLUTION, BANKRUPTCY, COURT-SUPERVISED OR OUT-OF-COURT REORGANIZATION

19.1. Should any of the Parties be subject to bankruptcy, court-supervised or out-of-court reorganization proceedings, or have its dissolution ordered, all of the Affected Shares owned by such Party will continue to be subject to all of the clauses and provisions of this Shareholders’ Agreement.

19.1.1. For the purposes of this Clause, the Parties undertake to, immediately following the occurrence of any of the situations set forth herein, give notice to the other Parties in this regard, with a copy to the Company.

19.2. Upon issuance of the order establishing bankruptcy, court-supervised or out-of-court reorganization proceedings, or the dissolution of any of the Parties, the rights attached to the Affected Shares held by such Party, as provided for in this Shareholders’ Agreement, in particular the voting right and the right to elect the Valepar’s and Vale’s management, will be automatically suspended, and the Party will remain, in any case, subject to all of the other provisions of this Shareholders’ Agreement.

19.3. In case of occurrence of that provided for in item 19.1, the required quorum for convening and resolving at Prior Meetings, pursuant to this Shareholders’ Agreement, shall be complied with, without regard to, for the calculation thereof, the interest percentage of the Party subject to bankruptcy, court-supervised or out-of-court reorganization proceedings, or dissolution.

19.4. In the event provided for in this Clause, the other Parties will be entitled to acquire the Affected Shares held by the Party subject to bankruptcy, court-supervised or out-of-court reorganization proceedings, or dissolution, pro rata to their respective interest in the total Affected Shares.

19.4.1. The Parties undertake to acquire all of the Affected Shares held by the Party subject to bankruptcy, court-supervised or out-of-court reorganization proceedings, or dissolution, within the shortest possible period after it becomes aware of such condition.

19.4.2. The purchase price of the Affected Shares held by the Party subject to bankruptcy, court-supervised or out-of-court reorganization proceedings, or dissolution will be determined according to an appraisal to be made by the officer in charge of the respective proceedings, if they have a judicial nature. Nevertheless, in the event of voluntary action with respect to any of the proceedings provided for herein, the purchase price of the Affected Shares held by the relevant Party will be

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the book value of such shares as determined on the most recent balance sheet of the Company.

CLAUSE 20.                  CONFIDENTIALITY

20.1        The Parties hereto agree to keep confidential and not disclose to third parties, unless upon the previous written consent of all the Parties, any information received from Valepar, Vale or any other Party, including, but not limited to, all data and information received by the Parties in accordance with this Shareholders’ Agreement, and any of the obligations and/or rights hereunder, as well as any privileged information which relates to the activities and business conducted by Valepar or Vale which they may have had access to in their capacity as shareholders of the Company and signatory of this Shareholders’ Agreement.

20.2. The Parties undertake to comply with the obligations under this Clause on behalf of their directors, officers, employees, consultants and representatives, on any account, who shall be duly authorized by the Party which they represent when requesting or receiving any confidential information from Valepar, Vale or any other Party.

20.3. The following information will not be deemed confidential for the purpose of this Shareholders’ Agreement: if (a) they are developed independently by the Parties or if not subject to confidentiality and received lawfully from another source entitled to furnish such information; (b) made available to the public without violation of his Shareholders’ Agreement by the Parties; (c) on the date of disclosure to a Party, such Party was informed that such information was not subject to confidentiality, as evidenced by documentation owned by such Party; (d) the Parties agree, in writing, to be released from the restrictions set forth in this Clause; or (e) now or hereafter shall be disclosed pursuant to the applicable law, regulations or governmental rules or by virtue of a court or administrative order.

20.4. In the event of noncompliance with the confidentiality obligation under this Clause, the Parties will be subject to reimbursement of any damage they may have caused to the other Parties as a result of such noncompliance.

20.5. The Parties agree that the confidentiality obligation under this Clause will begin on the date of execution of this Shareholders’ Agreement and will remain in force for five (5) years as of (i) the expiry date of the effectiveness of this Shareholders’ Agreement; or (ii) on the date when any of the Parties is no longer a Company’s shareholder, in particular as regards the confidentiality obligation of such Party.

CLAUSE 21.                  DEFAULT AND SPECIFIC PERFORMANCE

21.1. The obligations undertaken in this Shareholders’ Agreement, including, but not limited to, those provided for in Clause 18, are subject to the specific performance by any of the Parties, pursuant to Art. 118, § 3º of Law No. 6.404/76, and the Parties acknowledge that this Shareholders’ Agreement is an instrument enforceable in court for all purposes

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under Law No. 13.105/15, subject to the provisions of Clause 22 of this Shareholders’ Agreement.

21.2. Notwithstanding the requirement of specific performance of the obligations provided for in this Shareholders’ Agreement, the Parties do not waive their right to any action or remedy which they may be entitled to at any time, including suit for damages with the purpose of reimbursement for any losses they may have suffered as a result of noncompliance with the obligations under this Shareholders’ Agreement, subject to the provisions of Clause 22 of this Shareholders’ Agreement.

21.3. In the event of noncompliance with any of the provisions of this Shareholders’ Agreement, the Party which becomes aware of such noncompliance shall give notice to the defaulting Party, with a copy to the other Parties and to the Company, requesting the defaulting Party to immediately comply with its due obligation, comply with the provisions of this Shareholders’ Agreement and return the situation in default to its previous status.

21.4. Upon receipt of notice of noncompliance with an obligation, pursuant to the previous item, should the defaulting Party fail to immediately take all reasonable actions, the other Parties may seek specific performance of the obligation in default and reimbursement of losses suffered, subject to the provisions of this Clause and Clause 22 of this Shareholders’ Agreement.

21.5. Even if the defaulting Party complies with the obligation in default and eventually returns the situation in default to its previous status, the other Parties will continue to be entitled to seek reimbursement for any losses they may have suffered as a result of said noncompliance, subject to the provisions of this Clause and Clause 22 of this Shareholders’ Agreement.

CLAUSE 22.         GOVERNING LAW AND RESOLUTIONS OF DISPUTES.

22.1. This Agreement will be governed and construed according to the Brazilian laws.

22.2. The Parties agree that the competent venue to settle any litigation or dispute relating to this Shareholders’ Agreement, including with respect to the construction, execution or liquidation of the obligations hereunder and to the violation of any term or condition provided for herein shall be the Judicial District of the Capital City of the State of Rio de Janeiro, and they expressly waive any other court, as privileged as it is or may be.

CLAUSE 23.                  MISCELLANEOUS.

23.1. Binding Effect. The terms and conditions of this Shareholders’ Agreement are unconditionally and irrevocably binding upon the Parties and respective lawful successors and assigns, for any purpose whatsoever.

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23.2. Notices. All notices, agreements, waives and other communications hereunder or with respect to this Shareholders’ Agreement shall be made in writing and sent (i) through a Registry of Deeds and Documents, (ii) by registered mail, (iii) courier, in person, (iv) by fax or electronic media, to the addresses, telephone/fax numbers and e-mails set out in the Parties’ identification, or by any other means which may be formally designated by a Party to the other Parties.

23.2.1. All notices and other communications provided for herein shall be deemed delivered on the date of their actual receipt or delivery, return receipt requested, confirmation or another evidence of receipt or delivery to the addresses set out above.

23.3. Further Amendments. This Shareholders’ Agreement may only be amended, replaced, cancelled, renewed, revoked or extended by a written instrument signed by all Parties.

23.4. Waivers. Should any Party fail to demand, at any time, the fulfillment of the provisions set forth in this Agreement or fails to exercise any option, alternative or right granted thereby, this fact shall not constitute a waiver of any of its provisions nor should it affect its validity or the right, in whole or in part, of any Party to demand future compliance with any and all provisions of this Shareholders’ Agreement or the exercise of said option, alternative or right, except as otherwise and expressly provided for in this Shareholders’ Agreement.

23.4.1. No waiver of any provision of this Agreement shall be effective with respect to the other parties, unless stated in writing and by the legal representative of the waiving Party.

23.5. Assignment. The rights and obligations of the Parties to this Agreement shall not be transferred or assigned, in whole or in part, except as provided for in this Agreement or with the prior written consent of the other Parties.

23.6. Succession. This Shareholders’ Agreement shall be binding upon and inure to the benefit of the Shareholders and their respective successors and permitted assigns. This Shareholders’ Agreement (as well as the rights and obligations hereunder) may not be assigned by the Shareholders without the prior written consent of the other Shareholders, except if in accordance with the provisions of Clause 23.5 above.

23.7. Severability. If any term or provision of this Shareholders’ Agreement is held to be null, voidable, invalid or unenforceable in any jurisdiction, such term or provision shall, as regards such jurisdiction, be ineffective only to the extent of such nullity, invalidity or unenforceability, without rendering the remaining terms and provisions of this Shareholders’ Agreement void, voidable, invalid or unenforceable.

IN WITNESS WHEREOF, the Parties enter into this Shareholders’ Agreement in seven (7) copies of equal form, content and validity, in the presence of the two (2) undersigned witnesses. The witnesses acknowledge that they are aware of the confidentiality obligation hereunder and undertake to fully comply with it.

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(Signature page of the Shareholders’ Agreement of  Valepar S.A., entered into by and among  BNDES Participações S.A. — BNDESPAR, Bradespar S.A., Litel Participações S.A., Litela Participações S.A. and Mitsui & Co Ltd. on February 19, 2017)

Rio de Janeiro, February 19, 2017

BNDES PARTICIPAÇÕES S.A. — BNDESPAR

BRADESPAR S.A.

LITEL PARTICIPAÇÕES S.A.

LITELA PARTICIPAÇÕES S.A.

MITSUI & CO. LTD.

WITNESSES

1.	2.
Name:	Name:
RG	RG
CPF/MF:	CPF/MF:

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Exhibit I to the Shareholders’ Agreement of Valepar S.A.

BYLAWS OF VALE S.A.

CHAPTER I - NAME, OBJECT, HEADOFFICE AND DURATION

Article 1 — VALE S.A., in short, Vale, is a corporation governed by these Bylaws and by the legal provisions applicable thereto.

Sole Paragraph — Vale, its shareholders, administrators and members of the Audit Committee are also subject to the Corporate Governance Level 1 Listing Regulation of BM&FBovespa S.A. — Bolsa de Valores, Mercadorias e Futuro (“Level 1 Regulation”).

Article 2 - Company’s object:

I - exploit mineral deposits in the national territory and abroad through the research, exploitation, extraction, processing, industrialization, transportation, shipment and trade of mineral goods;

II. build railroads, operate and exploit its own or third parties’ rail traffic;

III. build and operate its own or third-parties’ maritime terminals, as well as exploit nautical activities and port support services;

IV. provide integrated cargo transportation logistics services, including the collection, storage, transshipment, distribution and delivery according to a multimodal transportation system;

V. product, process, transport, industrialize and trade any and all source and form of energy, and may also act in the production, generation, transmission, distribution and marketing of its products, derivatives and by-products;

VI. carry out, in the Country or abroad, other activities that, directly or indirectly, may lead to the achievement of its corporate purpose, including research, industrialization, purchase and sale, import and export, as well as the exploitation, industrialization and marketing of forest resources and the rendering of services of any kind whatsoever;

VII. establish other companies, consortium or entities or participate, in any way, in any such companies, consortiums or entities whose corporate purposes are directly or indirectly linked, accessory or instrumental to its corporate purpose.

Article 3 — The Company has its head office and jurisdiction in the city of Rio de Janeiro, State of Rio de Janeiro, and may, so as to improve its activities, set up branches, subsidiaries, depots, agencies, warehouses, representative offices or any other type of establishment in the country and abroad.

Article 4 — The Company’s duration is indeterminate.

CHAPTER II - CAPITAL STOCK AND SHARES

Article 5 — The capital stock amounts to seventy-seven billion, three hundred million reais (R$ 77,300.000,000.00) corresponding to five billion, two hundred forty-four million, three hundred and sixteen thousand, one hundred and twenty (5,244,316,120) shares, of which forty-seven billion, four hundred twenty million, six hundred and eight thousand, eight hundred and sixty-one reais and eighty-nine cents (R$47,420,608,861.89) divided into three billion, two hundred and seventeen million, one hundred eighty-eight thousand, four hundred and two (3,217,188,402) common shares and twenty-nine billion, eight hundred seventy-nine million, three hundred and ninety-one thousand, one hundred and thirty-eight reais and eleven cents (R$29,879,391,138.11) divided into two billion, twenty-seven million, one hundred twenty-seven thousand, seven hundred and eighteen (2,027,127,718) class A preferred shares, including twelve (12) special class shares, all of them no par value shares.

§ 1 -                       The shares are common and preferred shares. Preferred shares are class “A” and “special” class shares.

§ 2 -                       Special class preferred shares will be held exclusively by the Federal Government. In addition to other rights that are expressly and specifically assigned thereto in these Bylaws, special class preferred shares will have the same rights of class “A” preferred shares;

§ 3 -                       Each common share, each class “A” preferred share and each special class preferred share is entitled to one vote in the General Meetings, subject to the provisions of § 4 below;

§ 4 -                       Class “A” preferred shares and special class preferred shares will have the same political rights as those assigned to common shares, other than the voting right for the election of members of the Board of Directors, except for the provisions of §§ 2 and 3 of Article 11 below, as well as the right to elect and dismiss a member of the Audit Committee and the respective alternate.

§ 5 -                       Holders of class “A” preferred shares and special preferred shares will be entitled to receive the dividend to be distributed and calculated in accordance with Chapter VII, according to the following criteria:

a) priority to receive the dividends mentioned in this §5 corresponding to (i) at least three percent (3%) of the net equity value per share, calculated based on the financial statements which served as reference for the payment of dividends or (ii) six percent (6%) of the portion of the capital represented by this class of share, whichever is higher;

b) the right to profit sharing distributed in equal conditions as those of common shares, once a dividend equal to the minimum established in accordance with sub-item “a” above is ensured; and

c) the right to participate in any bonus payments, on equal terms with the common shares, in due compliance with the priority established for the distribution of dividends.

§ 6 -                       Preferred shares will acquire full and unrestricted right to vote if the company fails to pay, for a period of three (3) consecutive fiscal years, the minimum dividends on the preferred shares to which they are entitled pursuant to §5 of Art . 5.

Article. 6 -                                   The company is authorized to increase its capital stock up to the limit of seven billion (7,000,000,000) common shares. Within the limit authorized by this Article, the Company may, by resolution of the Board of Directors, increase its capital stock regardless of any amendment to its bylaws, through the issue common shares.

§ 1-                          The Board of Directors will determine the issuance conditions, including price and payment term.

§ 2-                          At the discretion of the Board of Directors the preemptive right on the issuance of shares, convertible debentures (which shall be converted into common stock) and warrants, the placement of which on the market may be by sale on the stock exchange or by public subscription, as established in Law 6,404/76, may be rescinded.

§ 3 -                       In due compliance with the plans approved by the General Meeting, the company may grant common stock options to its administrators and employees, with common shares held in Treasury or by issuing new shares, the shareholders’ preemptive right being excluded.

Article. 7 -                                   Special class shares will have the right to veto regarding the following matters:

I -                           change of corporate name;

II -                      change of head office;

III -                 change of corporate object as regards mineral exploitation;

IV -                  winding-up of the company;

V -                       disposal or closing of activities of any or all of the following stages of the company’s integrated iron ore systems: (a) mineral deposits, orebodies, mines; (B) railroads; (C) ports and maritime terminals;

VI -                  any change in the rights attached to the types and classes shares issued by the company as provided for in these Bylaws;

VII -             any change in this Article 7 or in any of the rights attributed to a special class share in these Bylaws.

CHAPTER III — GENERAL SHAREHOLDERS’ MEETING

Article 8 — The General shareholders’ Meeting shall meet, on an ordinary basis, in the first four (4) months following the end of the fiscal year and, on an extraordinary basis, whenever called by the Board of Directors.

§ 1 -                       It is incumbent upon the Special Shareholders’ Meeting to resolve on the matters object of Article 7.

§ 2 -                       The holder of special class shares will be formally called by the company, via personal correspondence addressed to his legal representative, not less than fifteen (15) days prior to the meeting so as to consider the matters object of Article 7.

§ 3 -                       In the event of absence of the owner of the special class share at the General shareholders’ Meeting convened for such purpose or in case he abstains from voting, the matters object of Article 7 will be deemed approved by the holder of such special class share.

Article 9 - The Annual or Special Shareholders’ Meeting will be presided over by the Chairman of the company’s Board of Directors, or, in his absence, by the Vice-Chairman of the company’s Board of Directors, and the Secretary of the Board of Directors will act as secretary at the meeting, as per §15 of Article 11.

Sole Paragraph - In the event of absence or temporary impediment of the Chairman or Vice-Chairman of the Board of Directors, the General shareholders’ Meeting will be presided over by their respective alternates, or in their absence or impediment, by a Director especially appointed by the Chairman of the Board of Directors.

CHAPTER IV - ADMINISTRATION

Article 10. The Company’s administration is incumbent upon the Board of Directors and the Executive Board.

§1 -                          The members of the Board of Directors and of the Executive Board will take office by signing the instrument of investiture in the Minutes Book of the Board of Directors or of the Executive Board, as the case may be, given that the investiture of such administrators shall be subject to prior execution of the Instrument of Consent of Administrators pursuant to the provisions of Level 1 Regulation and compliance with the applicable legal requirements.

§2 -                          The term of office of members of the Board of Directors and of the Executive Board will be extended until their respective successors’ investiture.

§3 -                          The positions of Chairman of the Board of Directors and Chief Executive Officer may not be held by the same person.

§4 -                          The global and annual remuneration of administrators will be fixed by the general shareholders’ meeting, including benefits of any nature and representation allowances, taking into account the responsibilities of such administrators, the time dedicated to their duties, their competence and professional reputation and the value of their services in the marketplace. The Board of Directors shall distribute the compensation determined by the general shareholders’ meeting among its members and members of the Executive Board.

§5 -                          The Board of Directors will be assisted by technical and advisory bodies, called Committees, regulated under Section II — “Committees” below.

SECTION I -  BOARD OF DIRECTORS

Subsection I - Composition

Article 11 — The Board of Directors, a collegiate decision-making body, will be elected by the general shareholders’ meeting and will be composed of twelve (12) permanent members and respective alternates, one of them being the Chairman of the Board and another one the Vice-Chairman.

§1 -                          The members of the Board of Directors have a unified term of office of two (2) years, reelection being allowed.

§2 -                          Under Article 141 of Law 6,404/76, the members of the Board of Directors will be entitled to elect and dismiss one (01) member of the Board of Directors and his alternate, in a separate voting at the annual shareholders’ meeting, excluding the controlling shareholder and the majority of the holders, respectively:

I -                            of common shares, that represent at least fifteen per cent (15%) of the total voting common shares; and

II -                       of preferred shares, that represent at least ten percent (10%) of the capital stock.

§3 -                         If neither the holders of common shares nor the holders of preferred shares, respectively, form the quorum required under items I and II of §2 above, they will be permitted to aggregate their shares so as to elect, jointly, one member and his alternate to the Board of Directors, in this case, the quorum required under item II of §2 of this Article shall be complied with.

§4 -                         The right provided for in §2 of this Article may be exercised only by shareholders who prove to hold the required uninterrupted equity interest for a period of at least three (3) months immediately prior to the general shareholders’ meeting that elect the members of the Board of Directors.

§5 -                         Out of the twelve (12) Board of Directors’ permanent members and their respective alternates, one (1) member and his alternate will be elected and/or dismissed, in a separate voting, by the company’s staff.

§ 6 -                      At least 20% of the elected Directors (and their respective alternates) shall be Independent Directors, (according to the definition below), and expressly stated as such on the Minutes of the General shareholders’ Meeting that has elected them.  The members of the Board of Directors eventually elected pursuant to the provisions of §§ 2 and 3 of this Article 11 shall be regarded as Independent Directors. Whenever as a result of the application of the above-referenced percentage there should result a fractional number of members of the Board of Directors, the result will be rounded up to the next whole number.

§7 -                         The Board of Directors’ Chairman and Vice-Chairman will be elected among the Directors, at the first meeting of the Board of Directors held after the general shareholders’ meeting that has elected them, in due compliance with that provided for in Article 10, §3.

§8 -                         In the event of impediment or temporary absence, the Chairman will be replaced by the Vice-Chairman who, during the replacement period, will have the same duties as those of the Chairman, however, the Chairman’s alternate will have the voting right as Director.

§9 -                         In case of vacancy in the office of Chairman or Vice-Chairman, the Board of Directors will elect their alternates at the first meeting to be held after such vacancy.

§10 -                  In the event of impediments or temporary absences, the Directors will be replaced by their respective alternates.

§11 -                  In case of vacancy in the office of a Director or his deputy, an alternate may be appointed by the remaining members and shall remain in office until the first general shareholders’ meeting that will resolve on his election.  If there is a vacancy in most positions, a shareholders’ meeting will be convened to hold a new election for the vacant positions.

§12 -                  Whenever the Board of Directors is elected under the multiple vote system, as established in Article 141 of Law No 6,404/1976, the Chairman of the shareholders meeting shall inform those shareholders in attendance that the common shares which elected a member of the Board of Directors, by means of a separate vote in accordance with §§2 and 3 of Article 11, may not participate in the multiple vote system and, evidently, will not participate in the calculation of the respective quorum. Once the separate vote has been held, then the ratio may be definitively defined in order to proceed with the multiple voting.

§13-                     With the exception of the permanent members and their respective alternates, elected by means of separate voting, respectively, by the employees of the company and by the holders of common and/or preferred shares, under §2 of this Article 11, whenever the election for the Board of Directors is held under the multiple voting system, the dismissal of any member of the Board of Directors, permanent or alternate, elected through the multiple vote system by the shareholders’ meeting, shall imply in the dismissal of the other members of the Board of Directors also elected through the multiple vote system, and consequently a new election shall be held; in other cases of vacancy, in the absence of an alternate, the first general shareholders meeting shall elect the whole Board.

§14-                     Whenever, cumulatively, the election of the Board of Directors is held under the multiple voting system and the holders of common shares or preferred shares or the company’s employees exercise the right established in §§ 2, 3 and 5 above, the shareholder or group of shareholders, bound by a vote agreement, who hold over fifty percent (50%) of common shares with voting rights, shall be ensured the right to elect Directors in a number equal to those elected by the other shareholders, plus one, irrespective of the number of Directors established in the caption of this Article 11.

§15 -                  The Board of Directors shall have a Secretary, appointed by the Chairman of the Board of Directors, who shall necessarily be an employee or administrator of the company, in whose absence or impediment shall be replaced by another employee or administrator as appointed by the Chairman of the Board of Directors.

Subsection II - Operation

Article 12 - The Board of Directors shall meet on an ordinary basis once a month and extraordinary whenever called by the Chairman or, in his absence, by the Vice-Chairman of the Board or by any two (2) members acting together.

Sole Paragraph - The meetings of the Board of Directors shall be held at the Company’s headquarters, but, under exceptional circumstances, may be held at a different location, being permitted to participate by teleconference, videoconference or other means of communication that could ensure effective participation and authenticity of vote.

Article 13 — Meetings of the Board of Directors shall only be held with the presence of a majority of its members and decisions shall only be taken by the affirmative vote of a majority of its members.

§1 -                         The minutes of the meetings of the Board of Directors shall be drawn up in the Book of Minutes of Meetings of the Board of Directors which,

after having been read and approved by the Directors present at the meetings, shall be signed in a number sufficient to constitute the majority necessary for approval of the matters examined.

§2 -                         The Secretary shall be responsible for drawing up, distributing, filing and safeguarding the respective minutes of the meetings of the Board of Directors, as well as for the issuance of abstracts of the minutes and certificates of the ordinary resolutions taken by the Board of Directors.

Subsection III — Responsibilities

Article 14 — It is incumbent upon the Board of Directors to:

I.	elect, evaluate and at any time dismiss the Executive Officers of the company, and assign their duties;

II.	distribute the remuneration established by the annual shareholders meeting among its members and those of the Executive Board;

III.	assign the functions of Investor Relations to an Executive Officer;

IV.	approve the policies relating to selection, evaluation, development and remuneration of members of the Executive Board;

V.	resolve on the company’s human resources general policies as submitted to it by the Executive Board;

VI.	establish the general guidance of the company’s business, of wholly owned subsidiary companies and controlled companies;

VII.	resolve on the strategic guidelines and the strategic plan of the company submitted annually by the Executive Board;

VIII.	resolve on the company’s annual and multi-annual budgets, submitted to it by the Executive Board;

IX.	monitor and evaluate the economic and financial performance of the company, and request the Executive Board to provide reports with specific performance indicators;

X.	resolve on investments and/or divestiture opportunities submitted by the Executive Board which exceed the limits established for the Executive Board as defined by the Board of Directors;

XI.	issue opinions on operations relating to merger, spin-off and incorporation in which the company is a party, as well as on the purchase of equity interest submitted by the Executive Board;

XII.

in due compliance with the provisions set forth in Article 2 of the present By-Laws, resolve on the setting-up of companies, or their transformation into another type of company, on the direct or indirect equity interest in or withdrawal of the capital stock from other companies, consortia, foundations and other entities, by means of the exercise of the right of withdrawal, the exercise or waiver of preemptive rights for the subscription or right of first refusal to buy, directly or indirectly, an equity interest or any other type of interest or withdrawal prescribed by law, including but not limited to, merger, spin-off and incorporation in companies in which it has an interest;

XIII.	resolve on the corporate risks and financial policies of the company submitted by the Executive Board;

XIV.	resolve on the issuance of simple debentures, not convertible into shares and with no collateral submitted by the Executive Board;

XV.	resolve on the accounts of the Executive Board, evidenced by the Management Annual Report and the financial statements, for subsequent submission to the general shareholders’ meeting;

XVI.

resolve on the allocation of the profit for the year, the distribution of dividends and, whenever necessary, the capital budget, submitted by the Executive Board, to be further sent to the appreciation of the aanual shareholders’ meeting;

XVII.	select and dismiss the company’s external auditors, based on the Audit’s Committee recommendation, in accordance with section (ii) of §1 of Article 39;

XVIII.	appoint and dismiss the person responsible for the internal auditing and for the Ombudsman’s office of the company, who shall report directly to the Board of Directors;

XIX.

resolve on the Company’s policies and annual internal audit plan submitted by the person responsible thereto, as well as to acknowledge the respective reports and determine the adoption of necessary measures;

XX.

oversee the management of the Executive Officers and examine at any time, the books and documents of the Company, requesting information about contracts entered into or about to be entered into, and about any other acts, so as to ensure the Company’s financial integrity;

XXI.	resolve on amendments to the corporate governance rules, including, without limitation, the process of rendering of accounts and disclosure of information;

XXII.

resolve on policies of employee conducts based on ethical and moral standards described in the company’s code of ethics, to be observed by all administrators and employees of the Company, its subsidiaries and controlled companies;

XXIII.

resolve on the policies to avoid conflicts of interests between the company and its shareholders or its administrators, as well as the adoption of the measures considered necessary in the event such conflicts arise;

XXIV.

resolve on policies of corporate responsibility of the company, especially those related to: environment, health and labor safety, and social responsibility of the Company, submitted by the Executive Board;

XXV.

establish criteria for the Executive Board in relation to the purchase, disposal of and creation of liens on non-current assets and in relation to the creation of security interests, in due compliance with the provisions set forth in Article 7 of the present By-Laws.

XXVI.	resolve on the granting of guarantees in general, and establish criteria for the Executive Board in relation to the contracting of loans and financing and for entering into other contracts;

XXVII.

establish criteria for the Executive Board in relation to the entering into of commitments, waiving of rights and transactions of any nature, except for the waiver of preemptive rights for subscription or right of first refusal to buy any equity interest under item XII of this Article 14;

XXVIII.

resolve on any matters which are not the competence of the Executive Board, under the terms of the present By-Laws, as well as matters whose limits exceed the criteria established for the Executive Board, as provided for in this Article 14;

XXIX.

resolve on any reformulation, alteration, or amendment of shareholders’ agreements or consortia contracts, or agreements among the shareholders or among the consortia parties of companies in which the company holds any equity interest, and, further, enter into new agreements and/or consortia contracts that contemplate matters of this nature;

XXX.

authorize the negotiation, entering into or alteration of contracts of any type or value between the company and (i) its shareholders, either directly or through intermediary companies; (ii) companies which directly or indirectly hold an equity interest in the capital of the controlling shareholder or which are controlled, or are under common control, by companies which hold an equity interest in the capital of the controlling shareholder, and/or (iii) companies in which the company’s controlling shareholder holds an equity interest, and the Board of Directors may establish delegations, with standards and procedures, which meet the requirements and nature of the operations, without prejudice of keeping the aforementioned group duly informed of all company transactions with related parties;

XXXI.	express its opinion regarding any matter to be submitted to the aanual shareholders’ meeting;

XXXII.	authorize the purchase of shares of its issuance to be kept in treasury, for retirement or further resale;

XXXIII.	resolve on the recommendations submitted by the company’s Audit Committee in the exercise of its legal and statutory attributions.

XXXIV

express views in favor or against any public offering for acquisition of shares the object of which is the company’s shares, by means of a substantiated opinion, disclosed within fifteen (15) days as of the public notice, that shall address, at least (a) the convenience and opportunity of the public offering of shares as regards the joint interest of all shareholders and the liquidity of the securities owned by them;

(b) the repercussions of the public offering of shares on the company’s interests; (c) the strategic plans disclosed by the offering shareholder in relation to the company; (iv) other matters that the Board of Directors deems appropriate, as well as information required by Comissão de Valores Mobiliários applicable rules.

§1 -                 It will be incumbent on the Board of Directors to resolve on the indication, proposed by the Executive Board, of persons who shall be part of the administrative, advisory and audit bodies of the companies and entities in which the company holds an interest, including an indirect interest.

§2-                   The Board of Directors may, at its discretion, delegate the assignment mentioned in the prior paragraph to the Executive Board.

SECTION II — COMMITTEES

Article 15 - The Board of Directors shall have, for advice on a permanent basis, five (5)  technical and advisory committees, denominated as follows: Executive Development Committee, Strategic Committee, Finance Committee, Accounting Committee and Governance and Sustainability Committee.

§1 -                          The Board of Directors, at its discretion, may also create, for its consulting support, other committees to fulfill consultant or technical function, other than those permanent committees as set forth in the caption of this Article.

§2 -                          The members of the committees shall be remunerated as established by the Board of Directors, and those members who are administrators of the company shall not be entitled to additional remuneration for participating on the committees.

Subsection I — Mission

Article 16 - The mission of the committees shall be to provide support to the Board of Directors, which includes the follow up of the company’s activities, in order to increase the efficiency and quality of its decisions.

Subsection II — Composition

Article 17 - The members of the committees shall have proven experience and technical skills in relation to matters that are the object of the respective committee’s responsibility and shall have the same legal duties and responsibilities as the administrators.

Article 18 - The composition of each committee shall be defined by the Board of Directors.

§1 -                                    The members of the committees shall be appointed by the Board of Directors and may belong to company administration bodies or not.

§2 -                                    The term of office for the members of the committees shall begin as of their appointment by the Board of Directors, and termination shall coincide with the end of the term of office of the members of the Board of Directors, reappointment being allowed.

§3 -                                    During their term of office, members of the committees may be dismissed from office by the Board of Directors.

Subsection III - Operation

Article 19 - The Board of Directors shall define standards relating to the operation of each committee.

§1 -                                    The committees established within the company shall not have executive functions or decision-making power and their reports and proposals shall be submitted to the Board of Directors for approval.

§2 -                                    The committees’ reports are not a necessary condition for the presentation of matters for scrutiny and approval by the Board of Directors.

Subsection IV — Responsibilities

Article 20 — The Board of Directors shall determine the main duties of the committees, including, but not limited to the ones set forth in Article 21 and subsequent articles.

Article 21 — It is incumbent on the Executive Development Committee to:

I -                                             issue opinions on the human resources general policies of the company submitted by the Executive Board to the Board of Directors;

II -                                        analyze and issue opinions to the Board of Directors on the proposal for the distribution of the annual, global payment for the remuneration of the administrators and the restatement of the model of the remuneration of members of the Executive Board;

III -                                   submit and maintain updated the performance evaluation methodology of members of the Executive Board;

IV -                                    assist the Board of Directors to define of goals for the performance evaluation of the Executive Board; and

V -                                         follow-up of the development of the succession plan for the Executive Board.

Article 22 — It is incumbent on the Strategic Committee to:

I -                                   recommend the company’s strategic guidelines and strategic plan;

II —                     recommend the investment and/or divestiture opportunities;

III -                         recommend operations relating to merger, spin-off, incorporation in which the Company and its controlled subsidiaries are a party.

Article 23 — It is incumbent on the Finance Committee to:

I -                                             evaluate the corporate risks and financial policies and the internal financial control systems of the company;

II -                                        evaluate the compatibility between the remuneration level of shareholders and the parameters established in the annual budget and financial programming, as well as its consistency with the general policy on dividends and the capital structure of the company;

III -                                   evaluate the annual budget and the annual investments plan of Vale;

IV -                                    evaluate the annual funding plan and the risk exposure limits of the company;

V -                                         evaluate the risk management process of the company; and

VI -                                    follow-up the financial execution of capital expenditure projects and current budget.

Article 24 — It is incumbent on the Accounting Committee to:

I -                                             issue reports on the policies and the company’s annual auditing plan submitted by the employee responsible for internal auditing, and on its execution;

II -                                        track the results of the company’s internal auditing, and identify, prioritize, and submit measures to the Board of Directors be accompanied by the Executive Board;

III -                                   evaluate the procedures and performance of the internal audit, in respect to best practices, whenever requested by the Board of Directors; and

IV -                                    support the Board of Directors, if requested, in the process of appointing and evaluating the annual performance of the person responsible for the company’s internal auditing.

Article 25 — It is incumbent on the Governance and Sustainability Committee to:

I -                                             evaluate the efficiency of the company’s governance practices and the operation of the Board of Directors, and propose improvements;

II -                                        propose improvements to the Code of Ethics and Conduct and to the management system in order to avoid conflicts of interests between the company and its shareholders or administrators;

III -                                   evaluate related party transactions submitted for resolution of the Board of Directors, as well as issue reports on potential conflicts of interest involving related parties;

IV -                                    evaluate proposals for amendment to the Policies which are not attributed to other committees, the Bylaws and the Internal Regulations of Vale’s Assistant Committees;

V -                                         analyze and propose improvements to the Company’s Sustainability Report;

VI -                                    evaluate Vale’s performance regarding sustainability aspects and propose improvements based on a long-term strategic vision;

VII -                               support the Board of Directors, if requested, in the process of appointing and evaluating the annual performance of the person responsible for the Company’s internal Ombudsman’s office;

VIII -                          support the Board of Directors, if requested, in the process of evaluating the Company’s internal Ombudsman’s office when dealing with matters involving the Ombudsman channel and violations to the Code of Ethics and Conduct.

SECTION III - EXECUTIVE BOARD

Subsection I — Composition

Article 26 - The Executive Board, the executive administration body of the company, shall consist of six (6) to eleven (11) members, one of whom shall be the Chief Executive Officer and the others Executive Officers.

§1 -                                    The Chief Executive Officer shall submit to the Board of Directors the names of candidates for the Executive Board with renowned knowledge and specialization related to the responsibility of the respective operational area, and may also at any time submit to the Board of Directors a request for dismissal of any Executive Officer.

§2 -                                    The Executive Officers shall have their individual duties defined by the Board of Directors.

§3 -                                    The term of office of members of the Executive Board shall be two (2) years, re-election being allowed.

Subsection II — Operation

Article 27 - The Chief Executive Officer and other members of the Executive Board will account for their respective duties even when physically distant from the headquarters due to business travel. In the case of vacancy, or temporary impediment or any other types of absence for private reasons, the respective procedures for replacing the Chief Executive Officer and other Executive Officers shall be as follows.

§1 -                                            In the case of a temporary impediment of the Chief Executive Officer, he will be replaced by the Executive Officer who shall assume the legal, statutory, and regulatory responsibilities of the Chief Executive Officer, provided that the Board of Directors ratifies such replacement. In the case of the Chief Executive Officer’s absence, he shall designate his own alternate, who shall assume all legal, statutory, and regulatory responsibilities of the Chief Executive Officer.

§2 -                                            In the case of a temporary impediment or absence of any other Executive Officer, he shall be replaced, in accordance with the Chief Executive Officer’s indication, by any of the other Executive Officers, and shall assume the legal, statutory, and regulatory duties and responsibilities of the impeded Executive Officer, other than voting rights at Executive Board meetings, for the duration of the temporarily impeded or absent Executive Officer’s term of office.

§ 3 -                                         Should there be a vacancy in the position of Executive Officer, the Chief Executive Officer shall select an alternate and submit such officer’s name to the Board of Directors who shall appoint such alternate officer to complete the remaining term of office of the absent executive officer.

§ 4 -                                         Should there be a vacancy in the position of the Chief Executive Officer, the Chief Financial Officer shall replace the Chief Executive Officer and shall assume the duties, rights, and responsibilities of both the Chief Executive Officer and the Chief Financial Officer, until the Board of Directors holds an election to fill the position of Chief Executive Officer.

Article 28 - In due compliance with the limits established for each Executive Officer, the decisions on matters related to his specific operating area, provided that the matter does not affect the operating area of another Executive Officer, shall be taken by himself or in conjunction with the Chief Executive Officer, in matters or situations pre-established by the latter.

Article 29 - The Executive Board shall meet on an ordinary basis at least once each fifteen days and extraordinarily whenever called by the Chief Executive Officer or his alternate, and the Executive Board members may participate by teleconference, videoconference, or other means of communication that could ensure effective participation and authenticity of the vote.

Sole Paragraph - The Chief Executive Officer shall convene a special meeting of the Executive Board by virtue of the request of at least three (3) members of the Executive Board .

Article 30 - The meetings of the Executive Board shall only begin with the presence of the majority of its members.

Article 31 - The Chief Executive Officer shall chair the meetings of the Executive Board in order to prioritize consensual approvals amongst its members.

§1 -                                    When there is no consent among members of the Board, the Chief Executive Officer may (i) withdraw the issue from the agenda, (ii) attempt to form a majority, by using of his casting vote or, (iii) in the interests of the company and by grounded presentation, decide individually on the matters raised for joint approval, including those listed in Article 32, and not excepted in §2 below.

§2 -                                    Decisions relating to annual and multi-annual budgets and to the strategic plan and the Annual Report of the company shall be taken by majority vote, considering all Executive Officers, provided that the favorable vote of the Chief Executive Officer is included therein.

§3 -                                    The Chief Executive Officer shall inform the Board of Directors about the utilization of the prerogative contemplated in item (iii), §1 above, in the first Board of Directors meeting which succeed the corresponding decision.

Subsection III — Responsibilities

Article 32 —  It is incumbent on the Executive Board to:

I —                                    resolve on the creation and elimination of Executive Departments subordinated to each Executive Director;

II -                                        prepare and submit to the Board of Directors the company’s general policies on human resources, and execute the approved policies;

III -                                   comply with and ensure compliance with the general guidelines and business policies of the company laid down by the Board of Directors;

IV -                                    prepare and submit, annually, to the Board of Directors, the company’s strategic guidelines and strategic plan, and execute the approved strategic plan;

V -                                         prepare and submit the Company’s annual and multi-annual budgets to the Board of Directors, and execute the approved budgets;

VI -                                    plan and conduct the company’s operations and report the company’s economic and financial performance to the Board of Directors, and produce reports with specific performance indicators;

VII -                               identify, evaluate and submit investment and/or divestiture opportunities to the Board of Directors which exceed the limits of competence of the Executive Board as defined by the Board of Directors, and execute the approved investments and/or divestitures;

VIII -                          identify, evaluate and submit to the Board of Directors operations relating to merger, spin-off and incorporation in which the company is a party, as well as the acquisition of equity interest, and conduct the approved mergers, spin-offs, incorporations and acquisitions;

IX -                                   prepare and submit the company’s finance policies to the Board of Directors, and execute the approved policies;

X -                                        propose to the Board of Directors the issuance of simple debentures, not convertible into shares and with no collateral;

XI -                                   define and submit to the Board of Directors, after the drawing up of the balance sheet, the allocation of profits for the year, the distribution of the company’s dividends and, when necessary, the capital budget;

XII -                              prepare the Annual Report and financial statements for each fiscal year to be submitted to the Board of Directors and further on to the general shareholders’ meeting;

XIII -                         adhere to and encourage adhesion of employees to the company’s code of ethics, established by the Board of Directors;

XIV -                          prepare and submit to the Board of Directors the company’s policies of corporate responsibility, such as environment, health, safety and social responsibility policies, and implement the approved policies ;

XV -                               authorize the acquisition, disposal of and placing of liens on movables or immovable, including securities, the contracting of services, the company being the supplier or receiver of such, being empowered to establish rules and delegate powers, all in accordance with the criteria and standards of the Executive Board set forth by the Board of Directors;

XVI -                          authorize the execution of agreements, contracts and settlements that constitute liabilities, obligations or commitments on the company, being empowered to establish rules and delegate powers, all in accordance with the Executive Board’s competence set forth by the Board of Directors;

XVII -                     propose to the Board of Directors any reformulations, alterations, or amendments to shareholders’ agreements or agreements among shareholders, or consortium contracts or parties to a consortium, and companies or consortia in which the company holds an equity interest, and further propose the execution of new agreements and consortia contracts that contemplate matters of this nature;

XVIII -                authorize the opening and closing of branches,  subsidiaries,  agencies, depots, warehouses, representative offices or any other type of establishment in the country or abroad;

XIX -                         authorize the execution of commitments, waiver of rights and transactions of any nature, except as regards waiver of preemptive rights for the subscription or right of first refusal in the acquisition, under the terms of section XII of Article 14, being entitled to establish rules and delegate powers in accordance with the Executive Board’s competence set forth by the Board of Directors;

XX -                              establish and inform the Board of Directors on the individual competence limits of the Executive Officers, in due compliance with the competence limits of the Executive Board, as set forth by the Board of Directors;

XXI -                         establish, based on the competence limits set forth by the Board of Directors for the Executive Board, the competence limits for the whole of the company’s administrative organization hierarchy.

§1 -                                    It will be incumbent on the Executive Board to lay down the voting guidelines to be followed at the shareholders’ meetings by its proxies in the companies, foundations and other entities in which the company holds an equity interest, directly or indirectly, in due compliance with the company’s investment opportunities and the guidelines approved by the Board of Directors, as well as the respective budget and always in compliance with its competence limits, related to, among others, indebtedness, the disposal or encumbrance of assets, the waiver of rights and the increase or reduction of equity interest.

§ 2 -                                 It will be incumbent on the Executive Board to appoint, for resolution of the Board of Officers, the persons who shall be part of the administrative, advisory and audit bodies of the companies and entities in which the company holds, directly or indirectly, an equity interest.

Article 33 — It is incumbent on the Chief Executive Officer to:

I -                                             chair the meetings of the Executive Board;

II -                                        exercise the executive management of the company, with powers to coordinate and supervise the activities of the other Executive Officers, endeavoring his best efforts to ensure faithful compliance with the decisions and guidelines laid down by the Board of Directors and the general meeting;

III -                                   coordinate and supervise the activities of the business areas and units that are directly subordinated to him;

IV -                                    select and submit to the Board of Directors the names of candidates for Executive Officer posts to be elected by the Board of Directors, and also to propose the respective dismissal;

V -                                         coordinate the decision making process of the Executive Board, as provided for in Article 31 of Subsection II — Operation;

VI -                                    indicate who, among the members of the Executive Board, shall substitute an Executive Officer in case of his temporary impediment or absence, under the terms of Article 27 Subsection II — Operation;

VII -                               keep the Board of Directors informed about the company’s activities; and

VIII —                 prepare, together with the other Executive Officers, the annual report and draw up the financial statements.

Article 34 — It is incumbent on the Executive Officers, to:

I - organize the services for which they are responsible;

II - participate in meetings of the Executive Board, contributing to the definition of the policies to be followed by the company and reporting on matters of his respective areas of supervision and coordination;

III - comply with and ensure compliance with the policy and general guidance of the company’s business laid down by the Board of Directors, in the management of his specific area of operation;

IV - contract the services described in §2º of Article 39, in compliance with determinations of the Audit Committee.

Article 35 - The company shall be represented as plaintiff or defendant, in court or out of court,  including as regards the execution of documents that imply responsibility for this, jointly by two (2) members of the Executive Board, or by two (2) proxies established in accordance with § 1 of this Article, or by one (1) proxy jointly with an Executive Officer.

§ 1 -                       Save as otherwise required by law, proxies shall be appointed by a power of attorney in the form of a private instrument in which the powers granted and the term of validity of powers of attorney shall be specified.

§ 2-                          The company may, moreover, be represented by a single proxy at the general shareholders’ meetings, or equivalent meetings of the companies, consortia and other entities in which it participates or for acts arising out of the exercise of powers specified in an “ad judicia”  power of attorney or: (a) before agencies at any level of government, customs houses and public service concessionaires for specific acts for which the presence of a second proxy is not necessary or not permitted; (b) for signing of contractual instruments in solemnity and/or circumstances at which the presence of a second proxy is not permitted; (c) for signing of documents of any type which imply in an obligation for the company whose monetary limits are established by the Executive Board.

§ 3 -                       In the case of commitments to be assumed abroad, the company may be represented by a single member of the Executive Board, or by a single attorney in-fact with specific and limited powers according to the present By-Laws.

§ 4 -                       Summons and judicial or extrajudicial notifications shall be made in the name of the Executive Officer responsible for Investor Relations, or by proxy as established in § 1 of this Article.

CHAPTER V — AUDIT COMMITTEE

Article 36 - The Audit Committee, a permanently functioning body, shall be comprised of three (3) to five (5) permanent members and an equal number of alternates, elected by the General Meeting, which shall fix their remuneration.

Article 37 - The members of the Audit Committee shall carry out their duties until the first General shareholders’ Meeting to be held following their election, re-election being allowed.

Article 38 - In their absence or impediment, or in cases of vacancy of office, the members of the Audit Committee shall be replaced by their respective alternates.

Article 39 - The Audit Committee shall be responsible to exercise the functions attributed to it by the applicable legislation in force, in these By-Laws, and regulated by its own Internal Rules to be approved by its members.

§ 1-                                    The Internal Rules of the Audit Committee shall regulate, in addition to the attributions already established in Law 6.404/76, imperatively, the following:

(i) to establish the procedures to be adopted by the Company to receive, process and deal with information and complaints related to accounting, internal accounting controls and auditing matters, and ensure that the procedures for receiving complaints will guarantee secrecy and anonymity to the complainants;

(ii) to recommend and assist the Board of Directors in the selection, remuneration and dismissal of the external auditors of the Company;

(iii) to resolve on the contracting of new services that may be rendered by the Company’s external auditors;

(iv) to supervise and evaluate the work of the external auditors, and to direct the management of the Company concerning any need to withhold the remuneration of the external auditor, as well as to mediate any disputes between management and the external auditors regarding the financial statements of the Company.

§ 2 -                                 For adequate performance of its duties, the Audit Committee may determine the contracting of services from lawyers, consultants and analysts, and other resources that may be necessary for the performance of its duties, in due compliance with the budget proposed by the Audit Committee and approved by the Board of Directors, without prejudice to the provisions established in §8 of Article 163 of Law 6.404/76.

§3 -                                    The members of the Audit Committee shall provide, within at least 30 (thirty) days before the annual shareholders’ meeting is held, their analysis of the management report and the financial statements.

CHAPTER VI - COMPANY PERSONNEL

Article 40 - The company shall maintain a social security plan for its employees managed by a foundation established for this purpose, in due compliance with the provisions of the specific legislation

CHAPTER VII - FINANCIAL YEAR AND DISTRIBUTION OF PROFITS

Article 41 - The fiscal year of the company shall coincide with the calendar year, thus ending on December 31, when the financial statements shall be prepared.

Article 42 - After the constitution of the legal reserve, the allocation of the remaining portion of the net profit verified at the end of each fiscal year (which shall coincide with the calendar year) shall, upon proposal of Administration, be submitted to the decision of the Shareholders’ Meeting.

Sole Paragraph - The amount of interest paid or credited as on own capital under Article 9, §7 of Law 9,249 dated December 26, 1995 and the relevant legislation and regulations, may be imputed to mandatory dividends and to the minimum annual dividend on preferred shares, such amount comprising the sum of the dividends distributed by the company, for all legal purposes.

Article 43 - The proposal for distribution of profits shall include the following reserves:

I.                                        Tax Incentive Reserve, to be constituted in accordance with the legislation in force.

II.                                   Investments Reserve, in order to ensure the maintenance and development of the main activities that comprise the company’s corporate purpose, in an amount not higher than fifty percent (50%) of the distributable net profit, up to the limit of the company’s stock capital.

Article 44 - At least twenty-five percent (25%) of the net annual profit, adjusted under the law, shall be allotted to the payment of dividends.

Article 45 - At the proposal of the Executive Board, the Board of Directors may determine the preparation of the balance sheets in periods of less than a year and declare dividends or interest on own capital on account of the profit verified in these balance sheets, as well as to declare such dividends under the item of accumulated profits or profit reserves registered in the latest annual or semi-annual balance sheet.

Article 46 - The dividends and interest on own capital mentioned in the Sole Paragraph of Article 42 shall be paid at the times and at the places specified by the Executive Board; those not claimed within three (3) years after the date of payment will revert in favor of the company.

CHAPTER VIII — TRANSFER OF CONTROL, CANCELLATION OF THE COMPANY’S REGISTRATION AS A PUBLICLY-HELD COMPANY

Article 47 — The transfer of the Company’s Control, whether through a single transaction or through successive transactions, shall be made under conditions precedent or conditions subsequent in which the Purchaser undertakes to make a public offering to acquire the shares from the company’s common shareholders, in due compliance with the conditions and terms provided for in legislation in force, so as to ensure them equal treatment as that given to the Transferor Controlling Shareholder.

Article 48 — The public offering mentioned in the previous article will be further required:

I.               when there is onerous assignment of share subscription rights and other securities or rights related to securities convertible into shares, which may result in the Transfer of the company’s Control; or

II.          in case of transfer of the control of a company that holds the company’s Control, the Transferor Controlling Shareholder shall undertake to inform BM&FBOVESPA the amount attributed to the Company in this transaction and attach the documents evidencing such amount.

Article 49 - Whoever acquires the Control under a private agreement entered into with the Controlling Shareholder for the purchase of any amount of shares, shall undertake to:

I.                    make the public offering referred to in article 47 above; and

II.               pay, as indicated below, the amount equivalent to the difference between the public offering price and the amount paid per share acquired on a stock exchange in the six (6) months prior to the acquisition of the Control, duly updated up to the payment date. Said amount shall be distributed among all persons who sold the company’s common shares at the trading sessions in which the Purchaser made the acquisitions, proportionally to the net daily selling balance of each one, and it will be incumbent on the BM&FBOVESPA to operationalize the distribution, pursuant to its regulations.

Article 50 — For the purposes of these Bylaws, the following capitalized terms will have the following meanings:

“Controlling Shareholder” means the shareholder(s) or Group of Shareholders which exercise(s) the Controlling Power in the Company.

“Transferor Controlling Shareholders” means the Controlling Shareholder when it carries out a Company’s Transfer of Control’.

“Administrators” means, individually, in the singular, the Directors and members of the Board of Directors, or jointly, in the plural, the Directors and members of the Board of Directors.

“Purchaser” means the person to whom the Transferor Controlling Shareholder transfer the Controlling Shares under the Company’s Transfer of Control.

“Control Shares” means the block of shares that directly or indirectly, entitles their holder(s) the individual and/or shared exercise the Controlling Power over the Company.

“Outstanding Shares” means all shares issued by the company, except for those held by the Controlling Shareholder, by persons or legal entities related to such Controlling Shareholder, by Administrators, those kept in treasury and the special class preferred shares.

“Company’s Transfer of Control” means the transfer to a third party, for consideration, of Control Shares.

“Independent Director” is characterized by (i) not having any bounds with the company, except as shareholder; (ii) not being a Controlling Shareholder, spouse or relative up to the second level, or not being or not having been, in the last three (3) years, bound to a company or entity related with the Controlling Shareholder (persons related to public education institutions and/or research are excluded from this restriction); (iii) not having been, in the last three (3) years, employee or executive officer of the company, of its Controlling Shareholder or company controlled by the company; (iv) not being a direct or indirect supplier or acquirer of services and/or products of the company, in such an amount that would imply loss of independence; (v) not being a worker or administrator of company or entity that is offering or acquiring services and/or products from the company, in such an amount that would imply loss of independence; (vi) not being spouse or relative up to the second level of any administrator of the company; and (vii) not receiving any compensation from the company in addition to that relating the position as board member (cash compensation arising from equity ownership being excluded from such restriction).

“Group of Shareholders” means a group of persons bound by a voting agreement with any including, without limitation, any individual or legal entity, investment fund, condominium, securities portfolio, universality of rights or other form of organization, resident, domiciled or headquartered in Brazil or abroad, or representing the same interest of a shareholder, which may subscribe for and/or acquire shares of the Company. Among the examples of a person or legal entity representing the same interest of the shareholder which may subscribe for and/or acquire shares of the Company, is any person or legal entity (i) who is directly or indirectly controlled or managed by such shareholder, (ii) who controls or manages, in any way, the shareholder, (iii) who is directly or indirectly controlled or managed by any person who controls or manages, directly or indirectly, such shareholder, (iv) in which the controller of such shareholder holds, directly or indirectly, an equity interest equal to or higher than thirty percent (30%) of the capital stock, (v) in which such shareholder holds, directly or indirectly, an equity interest equal to or higher than thirty percent (30%) of the capital stock, or (vi) who directly or indirectly, holds an equity interest equal to or higher than thirty percent (30%) of the shareholder’s capital.  The following shall not be considered as examples of persons or legal entities which represent the same interest of the shareholder which may subscribe for and/or acquire shares of the Company: (i) any person or legal entity which sponsors a pension fund which is a Shareholder, and (ii) any person or legal entity which is controlled by the same controller of a legal entity which sponsors a pension fund which is a Shareholder.

“Controlling Power” (as well as its related terms, “Controlling Company”, “Controlled”, “under common Control” or “Control”) means the power effectively used to direct the corporate activities and guide the operation of a company’s bodies, directly or indirectly, de facto or de jure, regardless of the equity interest held, as well as to appoint the majority of the administrators of a company. There is a rebuttable presumption of control related to the person or Group of Shareholders that hold shares that has assured them the absolute majority of votes of shareholders attending the last three Shareholders’ Meetings, although they do not hold shares that ensure the absolute majority of the voting capital; and

“Economic Value” means the value of the company and of its shares as may be determined by specialized company by means of the use of acknowledged methodology or based on other criterion as may be defined by the CVM.

Article 51 — Any person, shareholder or Group of Shareholders who acquires or becomes, by any means, the holder of the company’s issued shares in an amount equal to or higher than twenty-five percent (25%) of the company’s total issued common shares or of the total capital stock, except for the shares held in treasury, shall, within thirty (30) days as of the date of acquisition or the event resulting in the ownership of shares in an amount equal to or higher than the abovementioned percentage, carry out or request the registration, as the case may be, of a public offering for the acquisition of all common shares issued by the company (“OPA”), in due compliance with the applicable regulations of the CVM, the regulations of BM&FBOVESPA and the terms of this article.

§1 — The OPA shall be (i) indistinctly addressed to all shareholders entitled with common shares issued by the company, (ii) carried out in an auction to be held at BM&FBOVESPA, (iii) launched at the price determined in accordance with the provisions of § 2 below, and (iv) paid cash, in Brazilian currency, against the acquisition of the company’s issued common shares at the OPA.

§2 — The minimum purchase price at the OPA of each common share issued by the company shall be equal to the greater of:

(i)               the Economic Value determined in an appraisal report;

(ii)           one hundred and twenty percent (120%) of the weighted average unit price of the company’s issued common shares during the period of sixty (60) trading sessions prior to the OPA; and

(iii)        one hundred and twenty percent (120%)  of the highest price paid by the acquiring shareholder during the twelve (12) months that precede the achievement of significant equity interest.

§3 — The OPA referred to in the caption of this article will not exclude the possibility of another shareholder of the company or, as the case may be, the company itself, formulating a competing OPA, pursuant to the applicable regulation.

§4 — The person, shareholder or Group of Shareholders will be required to comply with any requests or requirements of the CVM related to the OPA, within the deadlines set forth in the applicable regulation

§5 — Any person, shareholder or Group of Shareholders that acquires or becomes the holder of other rights, including usufruct or trust on the company’s issued shares in an amount equal to or higher twenty-five percent (25%) of the company’s total issued common shares or of the total capital stock, except for the shares held in treasury, shall be equally required to, within no later than sixty (60) days from the date of such acquisition or the event resulting in the ownership of such rights on shares in an amount equal to or higher than twenty-five percent (25%) of the company’s total issued common shares or of the total capital stock, except for the shares held in treasury, make or request the registration, as the case may be, of an OPA, as described in this article 51.

§6  — The obligations set forth in article 254-A of Law 6,404/ 6 and in articles 47, 48 and 49 hereof shall not exempt the person, legal entity, shareholder or Group of Shareholders from performing the obligations included in this article.

§7 — The provisions forth in this article 51 shall not apply to any of the following events, it being certain that such inapplicability is valid only during the term of effectiveness of an Agreement, as defined below:

(i)              to the shareholders or Group of Shareholders signatories of a shareholders’ agreement filed at the main offices of the company, on the [DATE OF EXTRAORDINARY SHAREHOLDERS’ MEETING] (“Base Date”), and which, on or prior to the Base Date, were holder of at least twenty-five percent (25%) of the company’s total issued common shares or of the total capital stock, except for the shares held in treasury (“Agreement”);

(ii)           to investors who become parties to an Agreement, provided that the shares of the company are acquired in accordance with the terms of the relevant Agreement;

(iii)        to partners and/or shareholders of the signatories of an Agreement, who succeed them in the ownership of the shares that are subject to the Agreements.

§8 — The provisions of this article 51 also do not apply if a shareholder or Group of Shareholders becomes the holder of the company’s issued shares in an amount exceeding twenty-five percent (25%) of the total issued common shares or of the total capital stock, except for the shares held in treasury, as a result of (a) the incorporation of another company by Vale, (b) the incorporation of shares of another company by Vale or (c) the subscription of Vale’s shares held in a single primary issue approved at the Shareholders’ Meeting, convened by the Board of Directors, and whose proposal of capital increase has determined the issue price of the shares based on an Economic Value obtained from an economic-financial appraisal report of the company prepared by a specialized institution or company with proven experience in the appraisal of publicly-held companies.

§9 — In order to calculate the percentage set forth in the caption of this article, involuntary increases of equity interest resulting from the retirement of treasury stock, repurchase of shares or reduction of the company’s capital stock through the retirement of treasury stock will not be computed.

§10 - If the CVM regulation applicable to the OPA hereunder determines that a criterion be adopted for setting the OPA acquisition price of each share issued by the company the result of which is an acquisition price higher than that established under Paragraph 2 above, the acquisition price at the OPA should be that calculated pursuant to the terms of the CVM regulation.

Article 52 — In the event that any person, legal entity, shareholder or Group of Shareholders fail to comply with the obligation of carrying out a public offering for the acquisition of shares in accordance with the rules, proceedings and the provisions set forth in this Chapter (“Defaulting Shareholder”), including the compliance with the deadlines for the performance and request for registering such offering, or for complying with eventual requests by CVM:

(i)                 the Board of Directors of the company shall summon an Extraordinary Shareholders’ Meeting, in which the Defaulting Shareholder shall not be entitled to vote, to decide upon the suspension of the exercise of rights by the Defaulting Shareholder, in accordance with article 120 of Law No 6,404, of December 15, 1976; and

(ii)              in addition to the obligation of carrying out a public offering for the acquisition of shares, the Defaulting Shareholder shall be obliged to cause the acquisition price of each of the company’s common shares in such public offering to be fifteen percent (15%) higher than the minimum acquisition price determined for such public offering for the acquisition of shares.

Article 53 - In the public offering for the acquisition of shares to be conducted by the Controlling Shareholder or by the company with the purpose of canceling the company’s registration as a publicly held company, the minimum offering price to be offered shall correspond to the Economic Value as established by the appraisal report prepared according to the terms contained in the caption and in Paragraph 1 of article 54, in due compliance with the applicable legal rules and regulations.

Article 54 — The appraisal report referred to in Articles 51 and 53 of these Bylaws shall be prepared by a specialized institution or company with proven experience and decision-making power independent from that of the company, its Administrators and/or the Controlling Shareholders, and the report shall also meet the requirements of paragraph 1 of Article 8 of Law No. 6,404/76 and provide for the responsibility set forth in paragraph 6 of the same article of Law 6,404/76.

§1 - The choice of the specialized institution or company responsible for determining the company’s Economic Value is incumbent upon the general shareholders’ meeting, based on a triple list presented by the Board of Directors, and the respective resolution, not computing the blank votes, shall be taken by majority vote of shareholders representing the Outstanding Shares present at that meeting, which, if instated at first call shall be attended by shareholders representing at least twenty percent (20%) of the total Outstanding Shares, or if instated at second call may be attended by any number shareholders representing the Outstanding Shares.

§2 — The appraisal report preparation costs shall be fully borne by the offering shareholder.

Article 55 — The company shall only record any transfer of common shares to the Purchaser or to those who come to hold the Control unless such persons have complied with the provisions set forth herein, being observed the provisions of Article 51.

Article 56 — No shareholders’ agreement providing for the exercise of Control may be filed at the company’s headquarters unless the signatories thereof have complied with the provisions set forth herein, being observed the provisions of Article 51.

Article 57 — Silent cases will be resolved by the General Meeting and regulated in accordance with the provisions of Law No. 6,404, of December 15, 1976.

CHAPTER IX — ARBITRATION

Article 58 — The company, its shareholders, administrators and members of the Audit Committee and of the Committees undertake to resolve, by means of arbitration before the Market Arbitration Chamber, any and all disputes or controversies that may arise among them, particularly related to or resulting from the application, validity, effectiveness, interpretation, violation and its effects of the provisions of Law 6,404 of December 15, 1976, these Bylaws, the rules issued by the National Monetary Council, by the Central Bank of Brazil and by the CVM, as well as other rules applicable to the operation of capital markets in general.

Exhibit II to the Shareholders’ Agreement of Valepar S.A.

SHAREHOLDERS’ AGREEMENT OF VALE S.A.

The Parties hereto:

1.                                      BNDES PARTICIPAÇÕES S.A. - BNDESPAR, a wholly-owned subsidiary of Banco Nacional de Desenvolvimento Econômico e Social — BNDES, with its principal place of business in Brasília and offices at Av. República do Chile 100, part, in the City of Rio de Janeiro, State of Rio de Janeiro, enrolled in the General Taxpayers’ Register under CNPJ No 00.383.281/001-09, herein represented as provided for in its Bylaws  (“BNDESPAR”);

2.                                      BRADESPAR S.A., a company with its principal place of business at Av. Paulista, 1450, 9th floor, in the City of São Paulo, State of São Paulo, enrolled in the General Taxpayers’ Register under CNPJ No 03.847.461/0001-92, herein represented as provided for in its Bylaws  (“BRADESPAR”);

3.                                      LITEL PARTICIPAÇÕES S.A., a company with its principal place of business at Rua da Assembleia 10, 37th floor, suite 3701 (part), in the City of Rio de Janeiro, State of Rio de Janeiro, enrolled in the General Taxpayers’ Register under CNPJ No 00.743.065/0001-27, herein represented as provided for in its bylaws “LITEL”); and

4.                                      MITSUI & CO. LTD., a company duly organized according to the laws of Japan, with its principal place of business at 1-3 Marunouchi 1-Chome, Chiyoda-ku, Tokyo, 100-8631, Japan, enrolled in the General Taxpayers’ Register under CNPJ/MF No 05.466.338/0001-57, herein represented s provided for in its articles of incorporation (“MITSUI”);

Bndespar, Bradespar, Litel, and Mitsui hereinafter referred to individually as “Party” and jointly as “Parties”.

Whereas

(i)                                    As a result of the effectiveness of the incorporation, on this date, of Valepar S.A., controller of Vale, by its controlled Vale, the  Parties became direct shareholders of Vale, in a way each Party holds the percentage of Common Shares, except for the Common Shares held in treasury, provided for below:

Shareholder	% of Common Shares
Litel	[—]
Bndespar	[—]
Bradespar	[—]
Mitsui	[—]
Total	[—]

(ii)                                 The Parties intend, upon entering into this Shareholders’ Agreement, under the terms and for purposes of Article 118 of Law No 6.404/76, and as of the Initial Date of Effectiveness, to set forth the conditions that will govern the rights and obligations arising out of their condition as shareholders of Vale.

The Parties hereto resolve to enter into this Shareholders’ Agreement that will be governed by the following terms and conditions

CLAUSE 1.                                 DEFINITIONS.

1.1.                            Without prejudice to other definitions included in this shareholders’ Agreement, the following terms, when beginning with capital letters, and any variations related to gender and number, will have the following meanings:

“Shareholder”: means each Shareholder of the Company, signatory to this Shareholders’ Agreement.

“Offered Shares”: has the meaning that is attributed to the term in item 9.2 of this Agreement.

“Common Shares”: means the shares of common stock issued by Vale.

“Affected Shares” means all the Common Shares owned by the Parties on the date of execution of this Shareholders’ Agreement and bound to the Shareholders’ Agreement, as provided for in the chart contained in item 3.1 of this Shareholders’ Agreement, as well as any other Common Shares that may be owned by the Parties, for any reason whatsoever, including, without limitation, those resulting from splits, bonuses, mergers, reverse splits, incorporations, subscriptions, acquisitions, exercise of options, or that, in any other way, are assigned to the Parties on account of the ownership of the Affected Shares.

“Shareholders’ Agreement”: means this instrument;

“Administrators”: means the members of the Board of Directors, Board of Officers and Audit Committee of Vale;

“Affiliate”, means, in relation to any Party, any individual, legal entity or, investment fund, syndicate, securities portfolio or any other type of organization, resident or with its principal place of business located in Brazil or abroad, that (i) is directly or indirectly controlled by such Party; (ii) directly or indirectly controls such Party, including through a shareholders’ agreement; or (iii) is directly or indirectly controlled by any person that directly or indirectly controls such Party;

“Shareholders’ Meeting”: means the meeting of Vale’s shareholders;

“Notice”: has the meaning that is attributed to the term in item 9.2 of this Agreement.

“Associated Company”: has the meaning provided for in article 243, section 1 of Law No 6.404/76, that is, companies in which the investor has significant influence.

“Shareholding Control”: has the meaning of control as defined in article 116 of Law No 6.404/76. The derived terms such as “Controlled” and “Controlling” and the variations of the verb “control” will have the meaning thereof analogous to “Shareholding Control”.

“Director”: means any of the members of the Board of Directors (as defined below);

“Board of Directors”: means Vale’s board of directors.

“Initial Date of Effectiveness”:  has the meaning that is attributed to the term in item in Clause 14 of this Shareholders’ Agreement.

“Right of First Refusal”: means the right set forth on Clause 9 of this Shareholders’ Agreement.

“Subscription Right”:  means the right of the parties to subscribe for bonds and/or securities issued by the Company, provided that such securities result from Affected Shares that, on the date of issuance, grant or may come to grant, or permit the subscription of the Company-issued security that grants the holder thereof the right to vote.

“Offered Rights”: has the meaning that is attributed to the term in item 9.2 of this Agreement.

“Officer”:  means any member of the statutory Board of Officers.

“Board of Officers:” means Vale’s statutory Board of Officers.

“Bylaws of Vale”:  means Vale’s bylaws.

“Intervening Consenting Party”: has the meaning that is attributed to it on Clause 13 of this Shareholders’ Agreement.

“Notification”: has the meaning that is attributed to the term in item 9.6 of this Agreement.

“Offeree Parties”: has the meaning that is attributed to the term in item 9.2 of this Agreement.

“Offeror Party”: has the meaning that is attributed to the term in item 9.2 of this Agreement.

“Related Party” has the meaning that is attributed to the term in Decision CVM No. 642/2010.

“Proposal”: has the meaning that is attributed to the term in item 9.2 of this Agreement.

“Previous Meeting”:  means the meeting of the Parties’ representatives to be held, when called by a Party, prior to the Shareholders’ Meetings and to the meetings of the Board of Directors of Vale, with the purpose of defining the vote of the Parties at Shareholders’ Meetings, and of their representatives on the Board of Directors, whenever required by this Shareholders’ Agreement.

“Remaining Shares”: has the meaning that is attributed to the term in item 9.8 of this Agreement.

“Vale” or “Company”: means Vale S.A., a publicly held company with its principal place of business at Avenida das Américas nº 700, bloco 8 loja 318, Barra da Tijuca, CEP 22640-100, in the City of Rio de Janeiro, State of Rio de Janeiro, enrolled with the CNPJ No 33.592.510/0001-54.

CLAUSE 2.                                 PRINCIPLES OF THE COMPANY.

2.1.                           The Parties hereto agree to establish the following basic principles that will govern the decisions and the exercise of their respective voting rights at Shareholders’ Meetings and of their representatives at the meetings of the Board of Directors of Vale:

(i)                                    Vale’s business will be managed by experienced, independent and skilled professionals who meet the required qualifications as regards their duties while in office, this being also applied to members of the Board of Officers and employees of Vale; any possible employment relationship or any other relationship concerning any other type of professional collaboration existing between the Parties and Vale’s future Officers shall be definitely extinguished before their appointment.

(ii)                                 Vale’s strategic decisions in the industrial, financial and commercial areas, as well as its human resources policy will always be based on Vale’s best interests so as to assure that the Parties receive the best return on their investments, under a consistent generation of profits and distribution of dividends and interest on shareholders’ equity.

(iii)                              Possible business relations between the Parties and their Related Parties, on the one side, and Vale, on the other side, will always be governed and carried out according to market conditions;

(iv)                             Strategic decisions, as regards Vale, shall have as basic principles the growth and sustainability of its business, the development of new projects, especially in the mineral area and the increase in the operating margin, giving priority to the reduction of costs and the maximization of return on investment;

(v)                                The Company’s management shall always seek that their activities and those of their controlled and Associated Companies reach high levels of profitability, efficiency, productivity and competitiveness.

(vi)                    Each Party shall take all the necessary and effective measures so that the Previous Meetings are hold in due time, and shall abstain from practicing any acts that, in any way, prevent, postpone or make it difficult to hold Previous Meetings;

(vii)                 Vale’s Board of Officers and management will be accountable for the proper management of relations with consumers, regulatory bodies, minority shareholders, the community and public institutions with which Vale must have a relationship;

(viii)              General trade relations and business of Vale shall be always be entered into with a view, primarily, to the interest of Vale, and shall be compatible with fair market practice and conditions at the time of entering into such business.

2.2.                           The Parties hereto undertake to bind their votes at Shareholders’ Meetings as well as those of their representatives on the Board of Directors so as to assure compliance with the basic principles established in this Clause, in addition to the other items of this Agreement. The basic principles listed in this Clause will be complied with as regards Vales’ controlled and Associated Companies.

CLAUSE 3.                                 AFFECTED SHARES.

3.1. This Shareholders’ Agreement is binding upon all Affected Shares as indicated in the table below:

Shareholder	Common Shares	%
Litel	[—]	10.00
Bndespar	[—]	2.26
Bradespar	[—]	4.16
Mitsui	[—]	3.58
Total	[—]	20.00

3.1.1                             The Affected Shares shall total, on the date of this Shareholders’ Agreement, twenty percent (20%) of the Common Shares, except for the Common Shares held in treasury. Following conversion of preferred shares into the Company's Common Shares, the percentages provided for each Party shall be maintained, with the Parties duly binding, in the proportion provided for in item 3.1, as many Common Shares as necessary in order to guarantee that the Affected Shares represent twenty percent (20%) of the Common Shares.

3.2.                  Affected Shares are subject to all conditions provided for in this Shareholders’ Agreement

3.3.                  In the event that they hold a shareholding interest in Vale which is not bound to this Shareholders’ Agreement, the Parties undertake to manifest their voting right inherent to such shareholding interest, in a form identical to that provided for in this Shareholders’ Agreement in relation to the same question.

3.3.1.                         For purposes of this item 3.3, the shareholding interest directly or indirectly held at Vale will be considered, and the Parties hereby undertake, even if they do not have the power to determine the vote to be issued by the Vale’s investment vehicle, to issue its vote within the scope of such vehicle, whenever applicable, in an identical form to what is decided under this Shareholders’ Agreement.

CLAUSE 4                                    EXERCISE OF VOTING RIGHTS

4.1                     In addition to the measures set forth in this Shareholders’ Agreement, the Parties agree to make use of the voting right attached their Affected Shares and take any other measures necessary to fully comply with this Shareholders’ Agreement.

CLAUSE 5                                  PREVIOUS MEETINGS

5.1                     The Parties, as long as they are called by any Party pursuant to the provisions of the items below, may meet prior to Shareholders’ Meetings or meetings of the Board of Directors of Vale, as the case may be, in order to decide on the matters provided for in item 5.3 and whenever required by this Shareholders’ Agreement.

5.2                     The Previous Meetings provided for in this Clause will comply with the following rules

5.2.1.                           In Previous Meetings each Affected Share held by each Party will be entitled to one (1) vote, and any blank votes or abstentions shall be disregarded and excluded from the calculation of the quorum required for approval of matters.

5.2.2.                         The Previous Meeting shall be held up until the business day preceding each Shareholders’ Meeting or meeting of the Board of Directors of Vale.

5.2.3.                         It being observed the provisions of item 5.2.6 below, the Previous Meeting shall be called at least ten (10) days in advance of the date determined for holding the respective Shareholders’ Meeting or the meeting of the Board of Directors of Vale. Any meeting of the Board of Directors called for deliberating on the matters listed in item 5.3 below, if called within a term shorter than the one abovementioned, shall be mandatorily preceded by a Previous Meeting.

5.2.4.                         The Previous Meeting will be called by upon request of any Party, subject to the term provided for in item 5.2.3.

5.2.5.                         As regards delivery of notices and communications, the Previous Meeting shall be called as provided for under item 20.2 of this Shareholders’ Agreement.

5.2.6.                         Whenever a Board of Directors or Shareholders’ Meeting of Vale is called for deliberating on matters in connection with Clause 5.3, the Chairman of the Board of Directors shall inform to the Parties the matters subject to deliberation, as well as provide all relevant documents at least sixteen (16) days before the date determined for holding the respective meeting of the Board of Directors or Shareholders’ Meeting of Vale, in a way the Parties may have enough time to fulfill the procedure and the term provided for in items 5.2.3 and 5.2.5.

5.2.7.                         The Previous Meeting will be held in the City of Rio de Janeiro, at an address to be defined, by the simple majority votes of the Parties, and informed in the call notice.

5.2.8.                         The Previous Meeting may be held at any place and time provided that with the presence of all Parties.

5.2.9.                         The Previous Meeting will be instated only with the presence of representatives of any two of the Parties.

5.2.10.                  The Previous Meetings shall be recorded in writing, in minutes, especially the deliberations taken. Minutes of Previous Meetings may be drafted as a summary of the facts, including dissents and protests and contain only the transcript of the resolutions adopted, pursuant to Article 130 of Law n. 6.404/76; it being permitted to submit votes and dissents that, together with the documents submitted to the Parties shall be initialed by the board and by all present and filed at the Company’s headquarters.

5.2.11.                  As long it is not discussed at a Previous Meeting duly called by any of the Parties, the issue may not be submitted to the Shareholders’ Meeting or the meeting of the Board of Directors of Vale.

5.2.11.1.        In the event that it is not possible not to deliberate upon the matter at the Shareholders’ Meeting or meeting of the Board of Directors of Vale, the Parties, as well as the members of the Board of Directors appointed by the Parties, shall exercise their respective voting rights in order to suspend the work of the respective meeting until the matter is considered at a Previous Meeting. In case it is not possible to suspend the work, the matter shall be rejected, thereby maintaining the status quo

5.2.12.                  In any event, the decisions taken at the Previous Meetings will be binding on the votes of all the Parties at the relevant Shareholders’ Meetings and the vote of the Directors appointed by them at the respective meeting of the Board of Directors.

5.2.13.                  The Party that has not attended the Previous Meeting hereby undertakes to vote at the Shareholders’ Meetings and to cause their representatives to vote at the Meeting of the Board of Directors in accordance with what may be established in the Previous Meeting that it has not attended.

5.2.14.                  Any votes cast by the Parties, their representatives at the Shareholders’ Meetings or members of the Board of Directors of Vale, in disagreement with the decision taken at a Previous Meeting, pursuant to this Section, shall be deemed null and void and should be disregarded by the chairman of the respective Shareholders’ Meetings or of the meeting of the Board of Directors, as the case may be.

5.2.15.                  In case of the occurrence of the hypothesis stated in the previous item, any representatives of the Parties or members of Board of Directors may, upon submitting a copy of the minutes of the Previous Meeting at which the issue has been resolved, require that the vote cast in disagreement with such resolution be computed as determined at the Previous Meeting.

5.2.16.                  Non-attendance at the Shareholders’ Meetings or at the  meeting of the Board of Directors or abstention from voting by the representative of any of the Parties at the Shareholders’ Meetings or by a member of the Board of Directors that it has appointed, ensures the other Parties, in order to maintain the resolutions of the

Previous Meeting, in the case of the Shareholders’ Meetings, the right to vote the Affected Shares held by the absent or silent party and in the case of meetings the Board of Directors, the right of the other Directors to vote on behalf of the Director absent or silent, as the case may be.

5.3                     The matters described below will be obligatorily decided at a Previous Meeting, whenever such Previous Meeting is called, and may only be approved by the favorable vote of seventy five (75%) per cent of the total Affected Shares owned by the Parties in attendance to the Previous Meeting, calculated according to item 5.2.1 above:

(i)                                     Changes in Vale’s Bylaws, except as required by law.

(ii)                                  Increase or reduction in Vale’s capital stock.

(iii)                               Issuance, by Vale, of debentures, whether or not convertible into stocks, subscription warrants, options for the acquisition of shares or any other securities.

(iv)                              Mergers, incorporation, stock incorporation and spin-off transactions in which Vale is a party, as well as its transformation.

(v)                                 Request by Vale for liquidation, dissolution, arrangement with creditors, bankruptcy or their respective suspension.

(vi)                              Removal of members of the Board of Directors, including the chairman.

(vii)                           Appointment and removal of Officers.

(viii)                        The overall and individual compensation of the Administrators and of the members of the Board of Directors’ advisory committees.

(ix)                              Formation of companies by Vale or the conversion of currently existing companies into another type of legal entity, as well as the direct or indirect acquisition or transfer of equity held by Vale in the capital stock of other companies, consortia, foundations and other entities, including through the exercise of appraisal remedy, the exercise or waiver of rights of first refusal on the subscription and acquisition, directly or indirectly, of shareholding equity, or any other type allowed by law, but not limited to, merger, spin-off, incorporation and stock incorporations in companies in which Vale holds an ownership interest, as well as the amendment of the by-laws/articles of association and/or agreements of the abovementioned legal entities, whenever such amount is equal or higher than one percent (1%) of Vale’s net equity, accrued pursuant to Vale’s most recent quarterly report.

(x)                                 Distribution of dividends and/or interest on shareholders’ equity by Vale in disagreement with the provisions of item 5.4.

(xi)                              Creation of security interest or guarantee, including suretyship by Vale, so as to guarantee the obligations of third-parties, including Vale’s Associated Companies and controlled companies, except for those of whose capital stock Vale holds at least ninety-nine percent (99%).

(xii)                           Set forth Vale’s maximum limit of indebtedness.

(xiii)                        Approval of Vale’s strategic guidelines and plan;

(xiv)                       Approval of Vale’s annual and multi-annual budgets and of the fundraising plan.

(xv)                          Approval of investment and/or disinvestment by Vale as well as of investment agreements executed by Vale with a corresponding amount equal or higher than one percent (1%) of Vale’s net equity, accrued pursuant to Vale’s most recent quarterly report.

(xvi)                       Approval of Vale’s Policy of Transactions with Related Parties.

(xvii)                    Disposal by Vale of fixed assets, the value of which exceeds (a) separately, fifteen one hundredths percent (0.15%) of the total assets, or (b) cumulatively in a twelve (12) month period exceeds five tenths percent (0.5%) of the total assets, serving as reference to both “a” and “b” total assets accrued based on the most recent Vale’s quarterly information.

(xviii)                 Cancellation of Vale’s register as a publicly-held company or reduction of its listing level before BM&FBOVESPA S.A. - Stock, Commodities and Futures Exchange.

(xix)                       Election and removal, by Vale’s board of officers, of the CEO of companies controlled by Vale or Vale’s Associated Companies, as well as of companies whose CEO Vale has the right to appoint.

5.4. The Parties hereby undertake to vote and cause their representatives at the Board of Directors to vote (as the case may be) for the purposes of determining that their representatives vote at Shareholders’ Meetings for the distribution by Vale to its shareholders of fifty per cent (50%) of the net profits of the fiscal year in question.  The distribution of dividends in an amount not provided for in this item shall be subject to approval by the Parties, at a Previous Meeting.

CLAUSE 6.                                 VALE’S BOARD OF DIRECTORS AND BOARD OF OFFICERS

6.1                     The Parties undertake to vote at Previous Meetings in which the election of members of the Board of Directors and of the Board of Officers of Vale is the subject matter in accordance with this Clause.

6.2                     For purposes of electing the members of the Board of Directors of Vale, and their respective alternates, the Parties will appoint the highest possible number of directors whose appointment is incumbent on the Parties, excluding chairs reserved for the Directors elected, pursuant to articles 140 and 141 of Law 6.404/76, provided that the minimum of 20% (twenty percent) of independent Officers shall be observed, or as required by Novo Mercado’s listing rules.

6.2.1.                          The Parties will appoint the Directors of Vale, and their respective alternates, whose indication is incumbent on the Parties in proportion to their ownership interest in the total of the Affected Shares, in due compliance with the provisions of this Clause, specifically those provided for in item 6.3.

6.2.2.                         At the first stage, the percentage of Affected Shares required to elect a Director of Vale shall be obtained, by dividing 100 by the total number of Vale’s directors whose election is incumbent on the Parties.

6.2.3.                         After obtaining the percentage according with the foregoing item, each Party will appoint the number of Vale’s Directors that is equal to the integer part of the quotient resulting from dividing its percentage interest in all the Affected Shares by the percentage obtained according with the foregoing item, taking advantage of the fractions for the second stage, according to the next item, as the case may be.

6.2.4                                At the second stage, if there is a vacancy for Vale’s Director to fill, it will be incumbent on the Party that holds the highest remaining fraction from the division made on the first stage to appoint the person to fill each vacancy, and so on, until all vacancies are filled.  It is worth mentioning that in the event of a tie among the fractions, it will be incumbent on the Party that has appointed the fewest number of Directors to appoint the respective Director, and the losing Part will be running for appointment to fill the subsequent vacancy, as the case may be.

6.2.5                                The Parties agree that, as long as they are entitled to appointing at least four (4) members, each Party shall have the right of appointing and electing at least one member of Vale’s Board of Directors, regardless of the percentage of Affected Shares each may hold.

6.2.6                                In case the amount of Directors appointed by Vale’s remaining shareholders do not reach a minimum of 20% (twenty percent), or as provided for by the rules of Novo Mercado, the Parties shall appoint as many independent Directors as necessary to achieve the minimum required, provided that such Directors shall not be bound to the Parties who have appointed them.

6.3.                           Any Party may, during its respective term of office, replace the Director it has appointed. Under this circumstance, all Parties will take the necessary measures to assure that the replacement of the Director(s) for the new Director(s) appointed by the Party that requested such replacement be approved at the respective Previous Meeting and at the Shareholders’ Meeting.

6.4.                           In case of resignation or permanent impediment of any Director during the term of office for which he has been elected, the alternate shall be appointed by the Party that has appointed the member to be replaced. In such a situation, all Parties will take the necessary measures to assure that the replacement of the respective director(s) for the new director(s) appointed by the relevant Party is approved at the respective Previous Meeting and at the Shareholders’ Meeting.

6.5.                           Whenever possible, the Parties will take all the pertinent measures so that no matter of relevance to Vale is decided on up until the Directors’ replacement process is completed.

6.6.                           The Parties undertake, as soon as possible, to take all pertinent measures to remove any Vale’s Director appointed by them who fails to comply with the provisions of this Shareholders’ Agreement, as is appropriate, or with the voting instructions given by the respective parties, as determined by decisions taken at the Previous Meeting.

6.7.                           The chairman of Vale’s Board of Directors and the respective alternate will be appointed by the Party that holds the largest amount of the Affected Shares, and the vice-chairman of Vale’s Board of Directors and the respective alternate will be appointed by the Party that holds the second highest number of Affected Shares.

6.8.                           The term of office of Vale’s Directors will be two (2) years, re-election being allowed.

6.9.                           The meetings of Vale’s Board of Directors will be instated only with the presence of a majority of its members and the resolutions will be taken by votes representing a majority of the members of the Board of Directors present at the relevant meeting.

6.10.                    Vale’s CEO will be selected from a list of three names proposed by an international company for the selection of executives and elected at a meeting of Vale’s Board of Directors called for that purpose, preceded by the necessary Previous Meeting.

6.11.                    It will be incumbent on Vale’s CEO to propose to the Board of Directors the names of the other Officers of Vale who will be elected at the meeting of the Board of Directors called for that purpose, preceded by the necessary Previous Meeting.

6.12.                    The term of office of Vale’s Board of Officers will be two (2) years, re-election being allowed.

8.13.                    The meeting of Vale’s Board of Officers will be instated with the presence of the majority of its members.

CLAUSE 7.                               INSPECTION ON THE COMPANY

7.1                              Any party may at any time require, by way of an independent auditor, the effective inspection of the books, registers and other documents of the Company, which shall be made fully available to the requesting Party, provided that the requesting Party bears all of the corresponding costs and expenses and takes the necessary measures so as not to obstruct the functioning of the Company or its management.

CLAUSE 8.                               ENCUMBRANCE PROHIBITED ON AFFECTED SHARES

8.1                              Each Party is prohibited from pledging, creating a lien or any other security interest on the Affected Shares and/or Subscription Rights.

8.2                              Each Party is further prohibited from establishing the right of use or any other right of enjoyment on the Affected Shares and/or Subscription Rights or from offering them to be levied upon, without the previous, express and unanimous consent of the other Parties

8.2.1                                  If, regardless of the will of a Party, its Affected Shares, in whole or in part, are levied or become subject to any type of judicial lien, it will be incumbent on the respective Party to immediately notify the Company and the other Parties on the situation and, within the maximum term of thirty (30) days as from the decision on the respective pledging, adopt all measures within its reach in order to release or substitute such Affected Shares.

8.2.2.                               In case it is not possible to replace the Affected Shares and/or Subscription Rights that are subject to imposition of judicial lien, at the time of sale of the Affected Shares by means of appropriate judicial proceeding, the other Parties will have the right to exercise their Rights of First Refusal over such shares, pursuant to Clause 11. The Party whose Affected Shares and/or Subscription Rights are subject to judicial lien shall inform the judge regarding the other Parties’ rights of first refusal.

CLAUSE 9.                               RIGHTS OF FIRST REFUSAL

9.1                              The Parties shall not sell, assign, transfer, whether in return for payment or free of charge, convey to the capital of another company, transmit, or further, sell or otherwise dispose of their Affected Shares, their Subscription Rights, their securities that grant or may grant the right of vote within the scope of the Company, except if the provisions in this Clause are complied with.

9.2                              Should one of the Parties (“Offeror Party”) receive a proposal (“Proposal”) from any of the other Parties or from third parties (“Proponent”) to sell, assign, transfer, whether in return for payment or free of charge, convey to the capital of another company, transmit or, in any way, sell or dispose of part or all of its Affected Shares,  Subscription Rights, or securities  that grant or may grant voting rights, the Offeror Party shall send a written notice (“Notice”) to the other Parties (“Offeree Parties”) immediately after the official acceptance of the Proposal by the competent entity of the  Offeror Party,  offering them the Affected Shares it intends to dispose of (“Offered Shares”) the Subscription Rights or securities that grant or may grant voting rights it intends to assign (“Offered Rights”), informing the price, currency, place of payment and all the other terms and conditions of the Proposal

(including the Proponent’s name, full qualification and commitment of, in the event of acquisition of the Offered Shares or Offered Rights, adhering to this Agreement), and the intent of the Offeror Party to accept the Proposal, a copy of which shall be attached to the Notices.

9.3                              The Offeror Party may further hold a public or private auction to offer the Offered Shares and/or Offered Rights that it intends to dispose of or assign, expressly contemplating the application of the Right of First Refusal provided in this Clause in the public notice related to the respective auction

9.3.1                                In case of a public or private auction is held, the winning bidder shall submit a proposal under the terms hereby specified to the Offeror Party, so that the Offeror Party can then begin the procedures related to Rights of First Refusal, as provided in this Clause.

9.4                              The Offeree Parties shall have the Right of First Refusal in the acquisition of the Offered Shares and the Offered Rights, according to the same terms and conditions of the Proposal, over all Affected Shares, proportionally to the number of Affected Shares they hold, excluding the Affected Shares owned by the Offeror Party. The exercise of the Right of First Refusal shall be subject to the procedures mentioned below.

9.5                              Each Offeree Party may only exercise its Right of First Refusal over all, and not less than all, of the Offered Shares or Offered Rights it is entitled to, according to the proportion rule referred to in item 9.4, without prejudice to the Right of First Refusal over the Remaining Shares, as defined below, and the Offeree Party shall not exercise its Right of First Refusal only over part of the Offered Shares or Offered Rights it is entitled to, pursuant to the proportion rule mentioned at the end of  item 9.4.

9.6                              Within thirty (30) days as of the date of receipt, by the Offeree Parties, of the Notice sent by the Offeror Party, pursuant to item 9.2, each Offeree Party shall send a written notification (“Notification”) to the Offeror Party indicating that:

(i)                                    it wishes to exercise its Right of First Refusal over all of the Offered Shares and/or Offered Rights it is entitled to, according to the proportion rule mentioned in item 9.4; or

(ii)                                 it wishes to waive its Right of First Refusal (considering that the absence of notification within the established period shall be understood as a waiver of the Right of First Refusal).

9.7                              The Offeree Parties are not allowed to assign the Right of First Refusal, at any time whatsoever, to any other Party or to third parties.

9.8                              In the event that one or more Offeree Parties waive their respective Right of First Refusal to the acquisition of the Offered Shares and/or Offered Rights they are entitled to, the Offered Shares and/or Offered Rights over which the respective Offeree Party has not exercised its Right of First Refusal, (the “Remaining Shares”), shall be offered only to the other Offeree Parties which have notified the Offeror Party according to the terms of the item 9.6 (i). The Offeree Parties shall be notified by the Offeror Party so that they may, within fifteen (15) days after the end of the period referred to in item 9.6, exercise their Right of First Refusal.

9.9                              Each of the Offeree Parties, with regard to the acquisition of the Remaining Shares, may only exercise its Right of First Refusal over all of the Remaining Shares. If more than one Offeree Party, with reference to the acquisition of the Remaining Shares, exercises its Right of First Refusal over the Remaining Shares, such Offeree Parties shall be obliged to acquire the Remaining Shares proportionally to the number of Affected Shares they hold in relation to the total number of Affected Shares, excluding the ownership stake of all the other Parties.

9.10                       Each of the Offeree Parties, notified as to the exercise of the Right of First Refusal over the Remaining shares, shall reply in writing to the Offeror Party within fifteen (15) days from the date of receipt of the notification sent by the Offeror Party referred to in item 9.8, indicating that:

(i)                                    it wishes to exercise its Right of First Refusal over all of the Remaining Shares, and not less than all of the Remaining Shares (it is not allowed to exercise its Right of First Refusal over part of the Remaining Shares); or

(ii)                                 it wishes to waive its Right of First Refusal over the Remaining Shares (considering that the absence of reply within the established period shall be understood as a waiver of the Right of First Refusal over the Remaining Shares).

9.11                       The assignment of the Right of First Refusal over Remaining Shares, at any time, to any other Party or to third parties by the Offeree Parties is not allowed.

9.12                       When the periods established in this Clause for the exercise of the Right of First Refusal have terminated, the Offered Shares and/or the Offered Rights shall be disposed of, within the subsequent fifteen (15) days to the Offeree Parties that have notified the Offeror Party, within the established period, of their intention of acquiring the Offered Shares or the Offered Rights and, possibly, the Remaining Shares, according to the same terms and conditions set forth in the Proposal.

9.13                       If all Offered Shares and/or the Offered Rights are not disposed of to the Offeree Parties, pursuant to the terms set forth previously, the Offeror Party shall be free to, under  the terms of the Proposal, within thirty (30) days following the end of the period established in item 9.6 above, dispose of all of the Offered Shares and/or the Offered Rights to the Proponent or dispose of to the Proponent the portion of the Offered Shares and/or the Offered Rights over which the Offeree Parties have not exercised the Right of First Refusal, so as to ensure that the Offeror Party may dispose of all of the Offered Shares and/or the Offered Rights.

9.14                       The buyer of the Offered Shares shall be irrevocably obliged to adhere, in an absolute and irrevocable manner, to the terms of this Agreement, through a letter addressed to the Parties and to the Company.

9.14.1                           In the case of Subscription Rights, the purchaser of the Offered Rights shall undertake, irrevocably and unconditionally, to adhere to this Shareholders’

Agreement by means of amendment hereto, and such purchaser will be prohibited from exercising the voting rights until the Subscription Rights are converted into Affected Shares

9.14.2                           The purchaser of the Offered Shares, in case it is a third party, will be the successor of the Offeror Party as regards all of its rights and obligations under this Shareholders’ Agreement, or in proportion to the Affected Shares it may acquire.

9.14.3                           If the Offered Shares are acquired by any Party of this Shareholders’ Agreement, or by more than one party, the rights inherent to the Offered Shares will be added to the rights already held by the purchasing Party (ies).

9.14.4                           In the event that a third party acquires the Offered Shares, the Parties hereto undertake to take the appropriate measures with the purpose of  replacing the  Director(s) appointed by the Offeror Party, for those to be appointed by the third party who has acquired the Offered Shares. If the Offeror Party has not disposed of all of its Affected Shares, the replacement of Directors shall occur in proportion to the Offered Shares in respect of the Affected Shares held by the Offeror Party.

9.15                       Any sale, transfer, assignment or disposal of the Affected Shares or the Subscription Rights in violation of the provisions of this Clause will be void, and the Company is hereby forbidden to record them in its books.

9.16                       Each of the Parties shall forward to the other Parties and to the Company, in the person of one of its Officers, copies of all Notices and notifications sent by them, related to the exercise of the Right of First Refusal referred to in this Clause.

9.17                       The Right of First Refusal will not be applicable to transfers of Affected Shares or Subscription Rights to Affiliates of the Parties, provided that the following conditions are complied with:

(i)                                    The Affiliate shall declare, through a letter addressed to the Parties and the Company, its full, unconditional and irrevocable adhesion to this Shareholders’ Agreement

(ii)                                 If the Affiliate is controlled by the Offeror Party, the Offeror Party shall present a statement to the other Parties, in which it undertakes not to dispose of the control of the Affiliate, for whatever purposes, or in any other way, including on account any corporate transaction, except if it previously reacquires the Affected Shares that it has transferred to the Affiliate;

(iii)                              if the Affiliate is the controller of the Offeror Party, or a company under common control, the final controlling shareholder of the Affiliate shall present a statement to the other Parties in which it undertakes not to dispose of the control of the Affiliate, for whatever purposes, or in any other way, including on account of any corporate transaction, except if it previously reacquires the Affected Shares that it has transferred to the Affiliate.

CLAUSE 10.                        CHANGING OF PARTIES’ CONTROL

10.1                       The shareholding control of any of the Parties may not be subject to any changes unless the Party whose control will be changed offers in advance the Affected Shares to the other Parties, in due compliance with the principles included in this Shareholders’ Agreement, specifically in Clause 9, related to the exercise of Right of First Refusal.

10.2.                    Prior to the completion of the business that will cause the transfer of its Shareholding Control, the respective Party shall send a notice to the other Parties informing about the facts and about the beginning of the procedures for the exercise of the Right of First Refusal on the Affected Shares held by the Party whose Shareholding Control will be changed, pursuant to the Notice, as indicated in item 9.2 of this Shareholders’ Agreement.

10.2.1.          If either party discovers that the Shareholding Control of another party has been changed without having been granted the Right of First Refusal under this

Clause and Clause 9 of this Shareholders’ Agreement, such Party shall inform the fact to the Party whose Shareholding Control has been changed, as well as to the other parties, requesting the immediate commencement of Right of First Refusals proceedings applicable under this Clause.

10.3.                    For purposes of the exercise of the Right of First Refusal provided for in this Clause, the price to be considered for the exercise of the Right of First Refusal will be equivalent to the average closing price of Vale’s common shares, weighted by the volume, of BM&FBOVESPA last thirty (30) trading sessions.

10.4                      As long as the procedures related to the Right of First Refusal as provided for in Clause 9 of this Shareholders’ Agreement are not concluded, the Party whose shareholding control has been changed without complying with that provided for in this Clause may not attend the Previous Meetings and the Affected Shares owned by such Party will have their voting power suspended.  .

10.4.1                        In case of occurrence of that provided for in item 10.4, the required quorum for convening and resolving at Previous Meetings, pursuant to this Shareholders’ Agreement, shall be complied with, without regard to, for the calculation thereof, the interest percentage of the Party whose Shareholding Control has been changed without complying with that provided for in the Shareholders’Agreement.

10.5.                    For the purposes of this Clause, the Parties undertake, on the execution date of this Shareholders’ Agreement, to furnish a statement showing its Shareholding Control structure, identifying those entities which have an interest therein, and certifying and witnessing to the truth of the information provided.

10.5.1.          During the effectiveness of this Shareholders’ Agreement, whenever required by any of the Parties, the other Parties shall provide updated statements pursuant to item 10.5 above.

10.6.                    For the purposes of this Clause, the transfer of shares issued by the Parties to any Affiliate or to its current partners shall not be deemed a change in that Parties’ Shareholding Control.

CLAUSE 11.                          REQUIREMENTS TO BE A PARTY TO THE SHAREHOLDERS’ AGREEMENT.

11.1.                    The Parties agree that as a condition for them to remain as an integral part of this Shareholders’ Agreement, with all of the rights and duties thereunder, that their shareholding interest be kept to no less than five per cent (5%) of the Affected Shares.

11.2.                    If, at any time, any of the Parties holds a percentage lower than the number set forth in the previous item, such Party will be automatically excluded from this Shareholders’ Agreement, and the Company shall furnish a notice in this regard to the other Parties.

11.3.                    If a Party does not take part in the Shareholders’ Agreement, pursuant to this Clause, the other Parties undertake, within the shortest possible period, to amend this Shareholders’ Agreement, so as to formalize the exclusion of the relevant Party and ratify the other provisions of this Shareholders’ Agreement.

11.4.                    The Party which is excluded from this Shareholders’ Agreement, pursuant to this Clause, hereby expressly and fully consents to the amendment to this Shareholders’ Agreement, as set forth in the previous item, with the purpose of formalizing its exclusion therefrom.

CLAUSE 12.                        REPRESENTATIONS, WARRANTIES AND OBLIGATIONS

12.1.                    Each Party represents and warrants on behalf of the other Parties that:

(i)                                    It is an entity duly organized, validly existing and in good standing under the laws of the place of its incorporation, having all the necessary power and authority to enter into this Shareholders’ Agreement and all the documents relating thereto, to undertake its obligations arising out of this Shareholders’ Agreement, and to perform and comply with the provisions herein.

(ii)                                 It has all the necessary power and authority to own and hold the Affected Shares.

(i)                                     It has obtained all the requisite corporate consents to authorize the execution of this Shareholders’ Agreement and all the documents relating thereto, as well as to comply with its obligations under such documents. The execution of this Shareholders’ Agreement and of all the documents relating thereto, as well as the compliance with obligation herein provided for do not and will not violate (a) its corporate documents; and (b) any law, regulations or order binding upon or applicable to it

(iv)                            This Shareholders’ Agreement has been validly executed by its legal representatives, who have powers to undertake the obligations hereunder, and this Shareholders’ Agreement is a lawful and valid obligation, enforceable according to its terms.

(v)                               All of the authorizations and actions of any nature whatsoever as necessary or required for the execution and performance of this Shareholders’ Agreement and all the documents relating thereto and for the validity and enforceability thereof have been obtained or taken, and are valid and in full force and effect.

CLAUSE 13.                        INTERVENTION AND FILING OF THE SHAREHOLDERS’ AGREEMENT

13.1.                    The Parties undertake to, on the Initial Date of Effectiveness of this Shareholders’ Agreement, in order to confer upon this Shareholders’ Agreement all the necessary formalities for its full validity and effectiveness vis-à-vis Vale, take all the requisite actions for that effect, including, pursuant to and for the purposes of article 118 of Law 6.404/76, the following: (i) the execution, by Vale, of an instrument of consent to this Shareholders’ Agreement, whereupon Vale shall become the Intervening and Consenting Party thereto, undertaking all the obligations and liabilities set forth in this Shareholders’ Agreement for the Intervening and Consenting Party; (ii) filing this Shareholders’ Agreement and the instrument of consent aforementioned in the registered offices of Vale; and (iii) inclusion, in the margin of the register of all the shares issued by Vale and held by the Parties, of the Affected Shares, informing that such shares are subject to the terms and conditions of this Shareholders’ Agreement, with the following wording: “The voting right inherent to the shares represented by this certificate (or register), as well as the transfer thereof or lien thereon, on any account, is attached and subject to the Shareholders’ Agreement of Vale S.A. executed on [—]”.

13.1.1.                   Upon the implementation of the procedures set forth herein, and subject to the Initial Date of Effectiveness of this Shareholders’ Agreement, the exercise of any act contrary to the provisions hereof shall be precluded, and thus, Vale shall be lawfully authorized in such case not to record such actions and therefore, to refuse the transfer of ownership of or title to any rights on the Affected Shares.

13.2.                    The Intervening and Consenting Party, by executing the instrument of consent to this Shareholders’ Agreement, shall represent that it is aware of all the terms and conditions hereof, undertaking to comply with all the provisions thereof and, in particular, to register this Shareholders’ Agreement pursuant to the applicable law, in its registered offices and in the margin of the register of the shares issued by it and attached to this Shareholders’ Agreement.

13.3.                    The Intervening and Consenting Party shall not be liable for compliance with any agreement modifying the rights and obligations set forth in this Shareholders’ Agreement, until the amendment document has been sent to it for filing in its registered offices, subject to the conditions for amendment to this Shareholders’ Agreement, as provided for hereby.

13.4.                    The Intervening and Consenting Party undertakes to promptly communicate to the Parties any agreement, fact or omission which may entail breach of this Shareholders’ Agreement, as well as to take all requisite actions which the applicable laws and regulations may  require in order to keep this Shareholders’ Agreement in full force and effect.

CLAUSE 14.                        EFFECTIVENESS

14.1.                    This Shareholders’ Agreement will be effective as of the date of its execution (“Initial Date of Effectiveness”).

14.2.                    This Shareholders’ Agreement will remain in force until November 9, 2020.

CLAUSE 15.                        ABSENCE OF OTHER SIMULTANEOUS CONDITIONS

15.1.                    During the effectiveness of this Shareholders’ Agreement, all of the Parties are expressly forbidden, directly or indirectly, including through an Affiliate, to enter into or abide by any other agreements that deal with the subject matter of this Shareholders’ Agreement.

15.2.                    The Parties represent that, during the effectiveness of this Shareholders’ Agreement, the same shall constitute the whole understanding and provisions agreed upon among the Parties as regards the subject matter hereof.

CLAUSE 16                           DISSOLUTION, BANKRUPTCY, COURT-SUPERVISED OR OUT-OF-COURT REORGANIZATION

16.1.                    Should any of the Parties be subject to bankruptcy, court-supervised or out-of-court reorganization proceedings, or have its dissolution ordered, all of the Affected Shares owned by such Party will continue to be subject to all of the clauses and provisions of this Shareholders’ Agreement.

16.1.1.                   For the purposes of this Clause, the Parties undertake to, immediately following the occurrence of any of the situations set forth herein, give notice to the other Parties in this regard, with a copy to the Company.

16.2.                    Upon issuance of the order establishing bankruptcy, court-supervised or out-of-court reorganization proceedings, or the dissolution of any of the Parties, the rights attached to the Affected Shares held by such Party, as provided for in this Shareholders’ Agreement, in particular the voting right and the right to elect Vale’s management, will be automatically suspended, and the Party will remain, in any case, subject to all of the other provisions of this Shareholders’ Agreement.

16.3.                    In case of occurrence of that provided for in item 16.1, the required quorum for convening and resolving at Previous Meetings, pursuant to this Shareholders’ Agreement, shall be complied with, without regard to, for the calculation thereof, the interest percentage of the Party subject to bankruptcy, court-supervised or out-of-court reorganization proceedings, or dissolution.

16.4.                    In the event provided for in this Clause, the other Parties will be entitled to acquire the Affected Shares held by the Party subject to bankruptcy, court-supervised or out-of-court reorganization proceedings, or dissolution, pro rata to their interest in the total Affected Shares.

16.4.1.                   The Parties undertake to acquire all of the Affected Shares held by the Party subject to bankruptcy, court-supervised or out-of-court reorganization proceedings, or dissolution, within the shortest possible period after it becomes aware of such condition.

16.4.2.                   The purchase price of the Affected Shares held by the Party subject to bankruptcy, court-supervised or out-of-court reorganization proceedings, or dissolution will be determined according to an appraisal to be made by the officer in charge of the respective proceedings, if they have a judicial nature. Nevertheless, in the event of voluntary action with respect to any of the proceedings provided for herein, the purchase price of the Affected Shares held by the relevant Party will be the book value of such shares as determined on the most recent balance sheet of the Company.

CLAUSE 17.                        CONFIDENTIALITY

17.1                       The Parties hereto agree to keep confidential and not disclose to third parties, unless upon the previous written consent of all the Parties, any information received from Vale or any other Party, including, but not limited to, all data and information received by the Parties in accordance with this Shareholders’ Agreement, and any of the obligations and/or rights hereunder, as well as any privileged information which relates to the activities and business conducted by Vale which they may have had access to in their capacity as shareholders of the Company and signatory of this Shareholders’ Agreement.

17.2.                    The Parties undertake to comply with the obligations under this Clause on behalf of their directors, officers, employees, consultants and representatives, on any account, who shall be duly authorized by the Party which they represent when requesting or receiving any confidential information from Vale or any other Party.

1.3.                           The following information will not be deemed confidential for the purpose of this Shareholders’ Agreement: if (a) they are developed independently by the Parties or if not subject to confidentiality and received lawfully from another source entitled to furnish such information; (b) made available to the public without violation of his Shareholders’ Agreement by the Parties; (c) on the date of disclosure to a Party, such Party was informed that such information was not subject to confidentiality, as evidenced by documentation owned by such Party; (d) the Parties agree, in writing, to be released from the restrictions set forth in this Clause; or (e) now or hereafter shall be disclosed pursuant to the applicable law, regulations or governmental rules or by virtue of a court or administrative order.

17.4.                    In the event of noncompliance with the confidentiality obligation under this Clause, the Parties will be subject to reimbursement of any damage they may have caused to the other Parties as a result of such noncompliance.

17.5.                    The Parties agree that the confidentiality obligation under this Clause will begin on the Initial Date of Effectiveness and will remain in force for five (5) years as of (i) the expiry date of the effectiveness of this Shareholders’ Agreement; or (ii) on the date when any of the Parties is no longer a Company’s shareholder, in particular as regards the confidentiality obligation of such Party.

CLAUSE 18.                        DEFAULT AND SPECIFIC PERFORMANCE

18.1.                    The obligations undertaken in this Shareholders’ Agreement are subject to the specific performance by any of the Parties, pursuant to Art. 118, § 3º of Law No. 6.404/76, and the Parties acknowledge that this Shareholders’ Agreement is an instrument enforceable in court for all purposes under Law No. 13.105/15, subject to the provisions of Clause 19 of this Shareholders’ Agreement.

18.2.                    Notwithstanding the requirement of specific performance of the obligations provided for in this Shareholders’ Agreement, the Parties do not waive their right to any action or remedy which they may be entitled to at any time, including suit for damages with the purpose of reimbursement for any losses they may have suffered as a result of noncompliance with the obligations under this Shareholders’ Agreement, subject to the provisions of Clause 19 of this Shareholders’ Agreement.

18.3.                    In the event of noncompliance with any of the provisions of this Shareholders’ Agreement, the Party which becomes aware of such noncompliance shall give notice to the defaulting Party, with a copy to the other Parties and to the Company, requesting the defaulting Party to immediately comply with its due obligation, comply with the provisions of this Shareholders’ Agreement and return the situation in default to its previous status.

18.4.                    Upon receipt of notice of noncompliance with an obligation, pursuant to the previous item, should the defaulting Party fail to immediately take all reasonable actions, the other Parties may seek specific performance of the obligation in default and reimbursement of losses suffered, subject to the provisions of this Clause and Clause 19 of this Shareholders’ Agreement.

18.5.                    Even if the defaulting Party complies with the obligation in default and eventually returns the situation in default to its previous status, the other Parties will continue to be entitled to seek reimbursement for any losses they may have suffered as a result of said noncompliance, subject to the provisions of this Clause and Clause 19 of this Shareholders’ Agreement.

CLAUSE 19.                        GOVERNING LAW AND RESOLUTIONS OF DISPUTES.

19.1.                    This Agreement will be governed and construed according to the Brazilian laws.

19.2.                    The Parties agree that the competent venue to settle any litigation or dispute relating to this Shareholders’ Agreement, including with respect to the construction, execution or liquidation of the obligations hereunder and to the violation of any term or condition provided for herein shall be the Judicial District of the Capital City of the State of Rio de Janeiro, and they expressly waive any other court, as privileged as it is or may be.

CLAUSE 20.                        MISCELLANEOUS.

20.1.                    Binding Effect. The terms and conditions of this Shareholders’ Agreement are unconditionally and irrevocably binding upon the Parties and respective lawful successors and assigns, for any purpose whatsoever.

20.2.                    Notices. All notices, agreements, waives and other communications hereunder or with respect to this Shareholders’ Agreement shall be made in writing and sent (i) through a Registry of Deeds and Documents, (ii) by registered mail, (iii) courier, in person, (iv) by fax or electronic media, to the addresses, telephone/fax numbers and e-mails which may be formally designated by a Party to the other Parties.

20.2.1.                   All notices and other communications provided for herein shall be deemed delivered on the date of their actual receipt or delivery, return receipt requested, confirmation or another evidence of receipt or delivery to the addresses set out above.

20.3.                    Further Amendments. This Shareholders’ Agreement may only be amended, replaced, cancelled, renewed, revoked or extended by a written instrument signed by all Parties.

20.4.                    Waivers. Should any Party fail to demand, at any time, the fulfillment of the provisions set forth in this Agreement or fails to exercise any option, alternative or right granted thereby, this fact shall not constitute a waiver of any of its provisions nor should it affect its validity or the right, in whole or in part, of any Party to demand future compliance with any and all provisions of this Agreement or the exercise of said option, alternative or right, except as otherwise and expressly provided for in this Agreement.

20.4.1.                   No waiver of any provision of this Agreement shall be effective with respect to the other parties, unless stated in writing and by the legal representative of the waiving Party.

20.5.                    Assignment. The rights and obligations of the Parties to this Agreement shall not be transferred or assigned, in whole or in part, except as provided for in this Agreement or with the prior written consent of the other Parties.

20.6.                    Succession. This Shareholders’ Agreement shall be binding upon and inure to the benefit of the Shareholders and their respective successors and permitted assigns. This Shareholders’ Agreement (as well as the rights and obligations hereunder) may not be assigned by the Shareholders without the prior written consent of the other Shareholders, except if in accordance with the provisions of Clause 20.5 above.

20.7.                    Severability. If any term or provision of this Shareholders’ Agreement is held to be null, voidable, invalid or unenforceable in any jurisdiction, such term or provision shall, as regards such jurisdiction, be ineffective only to the extent of such nullity, invalidity or unenforceability, without rendering the remaining terms and provisions of this Shareholders’ Agreement void, voidable, invalid or unenforceable.

20.8.                    Lock-Up. During the term of six (6) months, counting as from the Initial Date of Effectiveness, no Party shall transfer, by any means, either directly or indirectly, its Affected Shares, its Subscription Right or its shares which are not bound to this

Shareholders’ Agreement, either totally or partially, to other Shareholders or to any third-parties (“Lock-Up”).

20.8.1.                   The restriction provided for in item 20.8 above shall not apply (i) to the transfer of Vale’s shares by a Shareholder to its Affiliates and its current shareholders, provided that such transferred shares shall remain subject to the Lock-Up, and (ii) the transfer of shares not bound by this Agreement with which the Shareholders were entitled prior to the incorporation of Valepar S.A.

20.9.                    Novo Mercado Commitment. The Parties undertake to adopt all measures necessary for the effective listing of Vale on BM&FBOVESPA’s Novo Mercado, as soon as possible, without material risk of performance of the right of withdrawal by any shareholders entitled with Vale’s class A preferred shares, according to the shares’ market price and asset value.

IN WITNESS WHEREOF, the Parties enter into this Shareholders’ Agreement in five (5) copies of equal form, content and validity, in the presence of the two (2) undersigned witnesses. The witnesses acknowledge that they are aware of the confidentiality obligation hereunder and undertake to fully comply with it.

BNDES PARTICIPAÇÕES S.A.

BRADESPAR S.A.

LITEL PARTICIPAÇÕES S.A.

MITSUI & CO. LTD.

WITNESSES

1.	2.
Name:	Name:
RG	RG
CPF/MF:	CPF/MF: